UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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THE AES CORPORATION

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NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS OF THE AES CORPORATION
TO BE HELD ON THURSDAY, APRIL 20, 2017
March 7, 2017
TO THE HOLDERS OF COMMON STOCK OF THE AES CORPORATION:
Notice is hereby given that the 2017 Annual Meeting of Stockholders of The AES Corporation (the “Company” or “AES”) will be held on Thursday, April 20, 2017, at 9:30 a.m. EDT, at the Virginia Tech Executive Briefing Center, 900 North Glebe Road, Arlington, VA 22203 for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect nine members to the Company’s Board of Directors (the “Board”);

2.	To approve, on an advisory basis, the Company’s executive compensation;

3.	To approve, on an advisory basis, the frequency of the vote on executive compensation;

4.	To ratify the appointment of Ernst & Young LLP (“EY” or the “Independent Registered Public Accounting Firm”) as the independent auditors of the Company for the fiscal year 2017;

5.	If properly presented, to vote on a nonbinding Stockholder proposal seeking amendments to AES’ current proxy access by-laws;

6.	If properly presented, to vote on a nonbinding Stockholder proposal seeking a report on Company policies and technological advances through the year 2040; and

7.	To transact such other business as may properly come before the Annual Meeting.
Doors to the meeting will open at 8:30 a.m. EDT. Stockholders of record at the close of business on February 27, 2017 are entitled to notice of, and to vote at, the Annual Meeting. If you plan to attend the Annual Meeting, please note that, for security reasons, before being admitted, you must present your admission ticket or proof of stock ownership and valid photo identification at the door. All hand-carried items will be subject to inspection and any bags, briefcases or packages must be checked at the registration desk prior to entering the meeting room.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON THURSDAY, APRIL 20, 2017: THE PROXY STATEMENT, ANNUAL REPORT ON FORM 10-K AND RELATED PROXY MATERIALS ARE AVAILABLE FREE OF CHARGE AT www.edocumentview.com/aes.

Brian A. Miller
Executive Vice President, General Counsel
and Corporate Secretary

Table of Contents

NOTICE OF ANNUAL 2017 MEETING	1
TABLE OF CONTENTS	2
PROXY STATEMENT
Proxy Statement Summary	4
BOARD OF DIRECTORS
PROPOSAL 1: ELECTION OF DIRECTORS	8
BOARD AND COMMITTEE GOVERNANCE MATTERS
Director Independence	13
Board and Leadership Structure	13
Board Committees	14
Director Attendance	17
The Board’s Role in Risk Management	18
ADDITIONAL GOVERNANCE MATTERS
Transactions with Related Persons	19
Submission of Future Stockholder Proposals and Nominations for Director	19
AES Code of Business Conduct and Corporate Governance Guidelines	21
Other Governance Information	21
DIRECTOR COMPENSATION
Director Compensation Program	23
Director Compensation Table	24
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis	26
Executive Summary	26
Our Executive Compensation Process	28
Overview of AES Total Compensation	30
2016 Compensation Determinations	32
Other Relevant Compensation Elements and Policies	37
Compensation Committee Report	40
Risk Assessment	40
Summary Compensation Table	41
Grants of Plan-Based Awards Table	43
Narrative Disclosure Relative to the Summary Compensation Table and the Grants of Plan-Based Awards Table	44
Outstanding Equity Awards at Fiscal Year-End	45
Option Exercises and Stock Vested	46
Non-Qualified Deferred Compensation	47
Narrative Disclosure Relative to the Non-Qualified Deferred Compensation Table	48
Potential Payments Upon Termination or Change-in-Control	50
Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control	51
Payment of Long-Term Compensation Awards in the Event of Termination or Change-in-Control as Determined by the Provisions Set Forth in the 2003 Long-Term Compensation Plan	52
PROPOSAL 2: TO APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S EXECUTIVE COMPENSATION	55

The AES Corporation Proxy Statement 2

Proxy Statement

PROXY STATEMENT
March 7, 2017

The Board of Directors (the “Board”) of The AES Corporation (the “Company” or “AES”) is soliciting Proxies to be voted on the Stockholders’ behalf at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”).

The Annual Meeting will commence at 9:30 a.m. EDT on Thursday, April 20, 2017. The Annual Meeting will be held at Virginia Tech Executive Briefing Center, 900 North Glebe Road, Arlington, VA 22203 .
This Proxy Statement provides information regarding the matters to be voted on at the Annual Meeting, as well as other information that may be useful to you. In accordance with rules adopted by the United States Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each Stockholder of record, we are furnishing proxy materials to our Stockholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your Proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
This Proxy Statement and accompanying Proxy Card, Annual Report on Form 10-K for the year ended December 31, 2016 (“AES’ Form 10-K”) and related proxy materials will first be given and/or made available to Stockholders on or about March 10, 2017. These materials will be available at www.envisionreports.com/aes for registered holders of AES stock and, at www.edocumentview.com/aes for beneficial holders of AES stock. In accordance with SEC rules, the websites, www.envisionreports.com/aes and www.edocumentview.com/aes, provide complete anonymity with respect to a Stockholder accessing the websites.
At the close of business on February 27, 2017, there were 659,313,631 shares of common stock outstanding. Each share of common stock is entitled to one vote.

The AES Corporation Proxy Statement 3

Proxy Statement Summary

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. Please refer to the complete Proxy Statement and AES’ Form 10-K before you vote.

Date and Time:	April 20, 2017	Location:	Virginia Tech Executive Briefing Center
	9:30 a.m. EDT		900 North Glebe Road, Arlington, VA 22203

Record Date:	February 27, 2017		* Admission Ticket required, please see page 8 of the Proxy Statement for details.

Voting Matters	Board of Directors’ Recommendations
1. Election of Nine Director Nominees	FOR all Director Nominees
2. Advisory Approval of Executive Compensation	FOR
3. Advisory Approval of Frequency of Executive Compensation Vote	1 YEAR
4. Ratification of Appointment of EY as the Independent Auditors for Fiscal Year 2017	FOR
5. If Properly Presented, a Nonbinding Stockholder Proposal Seeking Amendments to AES’ Current Proxy Access By-laws	AGAINST
6. If Properly Presented, Nonbinding Stockholder Proposal Seeking a Report on Company Policies and Technological Advances Through The Year 2040	AGAINST

CORPORATE GOVERNANCE
Our Corporate Governance Policies Reflect Best Practices

• Annual Election of All Directors	• 98% Average Attendance of Incumbent Directors at Board and Committee Meetings
• Non-Executive, Independent Chair of the Board Since 2003	• Audit, Compensation Committee and Nominating Committee Members are All Independent
• Eight out of Nine Director Nominees are Independent	• Directors are Subject to Rigorous Stock Ownership Requirements
• Annual Board and Committee Self-Evaluations and Review of Director Qualifications	• Director Compensation Reviewed Annually
• Executive Sessions of Independent Directors Held at Each Regularly Scheduled Board Meeting, and Directors Meet Periodically Throughout the Year with Individual Members of Management	• Financial Audit Committee Members are all Financially Literate and three of four are Audit Committee Financial Experts
• Directors Subject to Term Limits, Average Tenure of Our Directors is Less than Six Years	• No Increase in Director Compensation Since 2012

The AES Corporation Proxy Statement 4

Proxy Statement Summary

2016 Stockholder Engagement Program

We place great value on Stockholder outreach, and engage regularly with our investors to gain insights into the governance issues about which they care most. We seek a collaborative and mutually beneficial approach to issues of importance to investors that affect our business and aim to ensure that our corporate governance practices are informed by, and generally are in line with, our Stockholders’ expectations.

Proxy Access

In the fourth quarter of 2015, the Board adopted amendments to the Company’s By-Laws (the “By-Laws”) which allow qualifying Stockholders to nominate Directors to our Board, known as proxy access (the “Proxy Access By-Laws”).

Prior to adopting the Proxy Access By-Laws the Company engaged in discussions regarding the Proxy Access By-Laws, with a number of our Stockholders that, in the aggregate, held over 45% of AES’ outstanding stock. We obtained valuable feedback from our Stockholders regarding the Proxy Access, including input on particular aspects of the By-Law provisions. Specifically, the Company and these Stockholders discussed how the By-Laws could be amended, with such Stockholders generally supporting proxy access on the terms that were ultimately adopted by the Board. These terms included, among other matters, (i) permitting a Stockholder (or group of no more than 20 Stockholders) who have held at least 3% of the Company’s outstanding shares continuously for at least three years to nominate up to 20% of the Board, (ii) temporarily limiting the resubmission of failed Stockholder nominees (who are unable to obtain support by Stockholders owning at least 25% of the shares voted) for the next two annual meetings, but not restricting the nominator’s subsequent use of proxy access, (iii) avoiding use of proxy access during a traditional proxy contest, and (iv) providing that a successful proxy access nominee who is renominated by the Board counts towards the maximum number of proxy access nominees for only two years (collectively, the “Proxy Access Amendments”).

We believe our Stockholder engagement efforts enabled the Board to implement the Proxy Access Amendments with meaningful and informed insight from our Stockholders, which ultimately served to further the long-term interests of AES and our Stockholders. Additionally, the voting policies of certain of our largest Stockholders are consistent with the Proxy Access Amendments. Accordingly, we believe AES’ Proxy Access By-Laws are consistent with the views of our shareholders and with market practice. For more information regarding the Proxy Access Amendments, please refer to Management’s Statement in Opposition to Proposal 5 of this Proxy Statement.

Company Report on Policies and Technological Advances

At the 2016 Annual Meeting a Stockholder proposal was presented requesting that the Company provide a report on the impact of public policies and technological advances consistent with limiting global warming to no more than 2 degrees Celsius over pre-industrial levels on the Company’s portfolio through 2040 (the “2016 Climate Report Proposal”). The Board recommended a vote against the 2016 Climate Report Proposal, noting that as part of the Company’s corporate strategy, AES continuously reviews the potential impacts of technological and regulatory changes on our business, including our planned investments. The Company also noted that it provides extensive public disclosures on our approach to technological and regulatory changes and has been favorably recognized by third-party leaders in the global sustainability movement as noted below. The majority of Stockholders agreed with the Board and did not support the 2016 Climate Report Proposal, with only 36% votes cast “For” the 2016 Climate Report Proposal.

While the 2016 Climate Report Proposal received only 36% of the votes cast, the Company nevertheless engaged in discussions with a number of Stockholders that, in the aggregate, held approximately 45% of AES’ outstanding stock. In these discussions, the Company reviewed the substantial disclosures it has provided with regard to emissions, risks and opportunities and the progress that the Company has made. Consistent with the vote totals on the 2016 Climate Report Proposal, our investors were generally satisfied with the Company’s disclosure and indicated support for the progress made by the Company with regard to emissions. A few investors indicated that the Company should consider publishing a report describing this progress and the Company’s strategy for emissions generally.

We believe these discussions provided valuable feedback from our Stockholders regarding the types of additional information the Company could provide regarding its emissions strategy and progress. Accordingly, with support of the Board, management determined that the Company should provide investors with additional information regarding its emissions strategy and the substantial progress that the Company has made with regard to emissions reductions. Therefore, in November 2016, the Company released a report titled “Strategy for Environmental Performance: Seeking Opportunities in a Changing Landscape” (the “November 2016 Strategy Presentation”) which can be found on our website at http://www.aes.com/sustainability/sustainability-overview/default.aspx under Resources. The November

The AES Corporation Proxy Statement 5

Proxy Statement Summary

2016 Strategy Presentation highlights the significant role sustainability has played in AES’ corporate strategy. The November 2016 Strategy Presentation discusses the importance of sustainability in AES’ operations and investment program, describes AES’ governance with regard to sustainability and discloses the progress AES has made with regard to emissions, including the fact that:

•	the execution of the Company’s strategy resulted in a 17% decline in AES’ global carbon emissions from 2012 to 2015;

•
improvements in the Company’s environmental performance including a planned reduction of AES’ U.S. carbon emissions by 20% to 30% by 2018, as compared to 2012 through projects currently under construction and completed partnerships; and

•
outside the U.S. AES is introducing cheaper, cleaner natural gas to markets that currently rely on petroleum fuels for electricity generation, creating environmental and social benefits for all stakeholders.

AES has received a number of awards and recognitions from third-party leaders in the global sustainability community including, CERES, the Dow Jones Sustainability Index, CDP and Ethisphere. We believe our Stockholder engagement efforts enabled the Board to release the November 2016 Strategy Presentation that meets the needs of Stockholders through an assessment of the risks and opportunities associated with public policy and technological changes that are reasonably foreseeable, which ultimately serves to further the long-term interests of AES and our Stockholders. For more information regarding the Company’s efforts relating to emissions reduction, public policies, technological changes, and related disclosures that the Company already has made, please refer to Management’s Statement in Opposition to Proposal 6 of this Proxy Statement.

Director Nominee Facts
Further discussion on the qualifications and experience of Director nominees is included in “2017 Director Nominees”

Expertise	Tenure*
Four with electric industry experience	0-2 years	●
Seven with significant finance experience	3-5 years	● ● ● ●
Six with significant international market experience	6-10 years	● ● ●
Eight with experience with large complex multi-national companies	> 11 years	●
	Average Tenure	6 years
	Average Age	62 years

*Average tenure is as of our 2017 Annual Meeting of Stockholders; average age is as of December 31, 2016.

The AES Corporation Proxy Statement 6

Proxy Statement Summary

EXECUTIVE COMPENSATION SUMMARY
AES’ executive compensation philosophy emphasizes pay-for-performance. Our philosophy is to provide executive compensation opportunities that approximate the 50th percentile of survey data based on our revenue size and industry. Our incentive plans are designed to reward strong performance, with greater compensation paid when performance exceeds expectations and less compensation paid when performance falls below expectations. Thus, the actual compensation realized by our Named Executive Officers (“NEOs”) will be commensurate with the Company’s actual performance.
AES’ Compensation Committee has a practice of reviewing executive compensation program components, targets and payouts on an annual basis to ensure the strength of our pay-for-performance alignment. Our performance is evaluated against both short-term goals, which support AES’ business strategy, and long-term goals, which measure the creation of sustainable Stockholder value.
Compensation and Benefit Practice

• Pay-for-Performance Structure	• Director and Executive Officer Stock Ownership Guidelines
• Independent Consultant Retained by the Compensation Committee	• Executive Compensation Clawback Policy
• Double-Trigger Change-in-Control for Long Term Compensation Awards	• No Change-in-Control Excise Tax Gross Ups
• No Perquisites for our Executive Officers	• No Backdating or Option Repricing
• Directors and Executive Officers Prohibited from Hedging or Pledging of AES Common Stock	• Annual Review of Risk Related to Compensation Programs
• No Special Retirement Benefit Formulas for Executive Officers	• Relative Pay-for-Performance Alignment
• Mix of AES-Specific and Relative Performance Goals	• Caps on Annual and Long-Term Incentive Payouts

In 2016, AES again received strong support for its executive compensation programs, with approximately 95% of votes cast approving, on an advisory basis, our executive compensation. In 2016, as in prior years, the Compensation Committee considered input from our Stockholders and other stakeholders as part of its annual review of AES’ executive compensation program.
Please see the “Compensation Discussion and Analysis” section in this Proxy Statement for a detailed description of our executive compensation programs.

The AES Corporation Proxy Statement 7

Board of Directors

BOARD OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated nine Directors (the “Nominees”) for election at the Annual Meeting. The Nominees are identified and discussed in the paragraphs below for election at this year’s Annual Meeting and to each serve a one-year term expiring at the Annual Meeting in 2018. Mr. Lader is not being re-nominated, as provided by the Company’s tenure policy in the Corporate Governance Guidelines.

Andrés R. Gluski
	Age: 59 Director Since: September 2011 Board Committees: Strategy and Investment Committee, Chair Innovation and Technology Committee	Skills and Expertise: Public Company CEO Energy Industry Global Business
Qualifications and Experience: As the CEO of AES, Mr. Gluski provides our Board with in-depth knowledge about the Company’s business and issues confronting our business, the electric industry and international markets. Mr. Gluski was appointed to the U.S. Brazil CEO Forum in 2012 and the US-India CEO Forum in 2015. Mr. Gluski also served on the President's Export Council from 2013-2016. In 2015, Mr. Gluski was also appointed Chairman of the Council of the Americas/Americas Society. Prior to his appointment as CEO in September 2011, Mr. Gluski served as Executive Vice President and Chief Operating Officer of the Company from March 2007 until that time, Regional President for Latin America from 2006 to 2007, Senior Vice President for the Caribbean and Central America from 2003 to 2006, CEO of La Electricidad de Caracas (“EDC”) from 2002 to 2003 and CEO of AES Gener (Chile) in 2001. Before joining AES, Mr. Gluski was Executive Vice President and Chief Financial Officer of EDC, Executive Vice President of Banco de Venezuela (Grupo Santander), Vice President for Santander Investment, and Executive Vice President and Chief Financial Officer of CANTV (subsidiary of GTE). Mr. Gluski has also worked with the International Monetary Fund in the Treasury and Latin American Departments and served as Director General of the Ministry of Finance of Venezuela.
Education: Mr. Gluski is a magna cum laude graduate of Wake Forest University and holds a M.A. and a Ph.D. in Economics from the University of Virginia.
Current and Former Directorships: Mr. Gluski currently serves on the Board of Directors of Waste Management, Inc. (NYSE: WM)(from January 2015 to the present), The Council of the Americas/Americas Society (from 2011 to the present; Chairman since 2015), The Edison Electric Institute (from 2010 to the present), and AES Gener (from May 2005 to the present). He also served on the Board of Directors of Cliffs Natural Resources (NYSE: CLF) from January 2011 to August 2014 and AES Brasiliana (from March 2006 to the 2016).

Charles L. Harrington
Age: 58 Director Since: December 2013 Board Committees: Financial Audit Committee Strategy and Investment Committee Innovation and Technology Committee	Skills and Expertise: Senior Leadership, CEO Engineering & Construction Global Business Finance
Qualifications and Experience: Mr. Harrington brings to the AES Board a strong record of driving innovation and sustainable results. Since May 2008, Mr. Harrington has served as Chairman and CEO of Parsons Corporation, an engineering, construction, technical and management services firm (“Parsons”), and has spent over 30 years with Parsons in various operations, including in finance, as Chief Financial Officer, and business development roles. During his tenure as CEO of Parsons, Mr. Harrington has focused on expanding into strategically important new business areas and led Parsons to record profitability.
Education: Mr. Harrington received a B.S., magna cum laude, in Engineering from California Polytechnic State University and a M.B.A. in Finance and Marketing from the Anderson School of Management, UCLA.
Current and Former Directorships: Mr. Harrington currently serves on the Board of Directors of the J.G. Boswell Company (privately held) (from 2015 to the present) and has been a member of the boards of the following privately-held or non-profit companies: Parsons Corporation (from 2008 to the present), Anderson School of Management at UCLA (from 2008 to 2014), California Polytechnic State University (from 2008 to the present), Blumenthal Performing Arts Center (from 2006 to 2012), California Science Center (from 2008 to the present) and Business-Higher Education Forum (from 2011 to the present).

The AES Corporation Proxy Statement 8

Board of Directors

Kristina M. Johnson
	Age: 59 Director Since: January 2011 (Previously served on the Board from April 2004 to April 2009) Board Committees: Compensation Committee Innovation and Technology Committee, Chair	Skills and Expertise: Senior Leadership, CEO Energy Industry Technology Governmental Experience
Qualifications and Experience: Dr. Johnson currently is the Chief Executive Officer of Cube Hydro Partners, a company that invests in, develops, and modernizes hydroelectric facilities and provides consulting services on hydroelectric power and other clean energy projects, a position she has held since January 2014, and at Enduring Hydro, LLC, since April 2011. Dr. Johnson was the Undersecretary for Energy at the U.S. Department of Energy (from May 2009 to November 2010). Prior to government service, Dr. Johnson was Provost and Senior Vice President for Academic Affairs at the Johns Hopkins University from September 2007 to April 2009. Previously, she served as the Chief Academic and Administrative Officer and Chief Budget Officer of the Edmund T. Pratt, Jr., School of Engineering at Duke University (“Duke”), joining Duke in July 1999. Prior to joining Duke, Dr. Johnson served on the faculty of the University of Colorado at Boulder from 1985 to 1999 as a Professor of Electrical and Computer Engineering and a co-founder and Director (from 1993 to 1997) of the National Science Foundation Engineering Research Center for Optoelectronic Computing Systems Center.
Education: Dr. Johnson received her B.S., with distinction, M.S. and Ph.D. from Stanford University in Electrical Engineering. She is an expert in liquid crystal electro-optics and has over forty-five patents or patents pending in this field. Dr. Johnson has received numerous recognitions for contributions to her field, including the John Fritz Medal, considered the highest award given in the engineering profession, was inducted into the National Inventor’s Hall of Fame (June 2015) and the National Academy of Engineering (2016).
Current and Former Directorships: From 2006 to 2009, Dr. Johnson served on the boards of directors of Minerals Technologies, Inc.(NYSE: MTX), Boston Scientific Corporation (NYSE: BSX) and Nortel Networks, until her appointment to the Department of Energy when she resigned from all public boards. After leaving the Department of Energy, she was re-elected to the board of directors of Boston Scientific Corporation (from December 2010 to the present) and elected to the board of directors of Cisco Systems, Inc. (Nasdaq: CSCO)(from August 2012 to the present).

Tarun Khanna
	Age: 50 Director Since: April 2009 Board Committees: Nominating, Governance and Corporate Responsibility Committee Financial Audit Committee Innovation and Technology Committee	Skills and Expertise: Global Business Emerging Markets Corporate Strategy Finance
Qualifications and Experience: Dr. Khanna is the Jorge Paulo Lemann Professor at the Harvard Business School, joining the faculty in 1993. He brings substantial expertise regarding global business, emerging markets and corporate strategy to the Board. Dr. Khanna’s scholarly work has been published in a range of economics, management and foreign policy journals and he has published Billions of Entrepreneurs: How China and India are Reshaping their Futures, and Yours, a book focusing on the drivers of entrepreneurship in Asia. He also co-authored the book, Winning in Emerging Markets: A Roadmap for Strategy and Execution, which was published in March 2010. He was appointed a Young Global Leader (under 40) by the World Economic Forum in 2007, was elected as a Fellow of the Academy of International Business in 2009, and was appointed Director of Harvard University’s South Asia Institute in 2010.
Education: Dr. Khanna received a B.S.E. from Princeton University and Ph.D. from Harvard University.
Current and Former Directorships: Dr. Khanna is also a member of the boards of directors of SKS Microfinance (from February 2009 to the present) and the following privately-held companies: GVK Bio Sciences (from 2007 to the present), TVS Logistics (from 2008 to the present) and Axilor (from 2015 to the present). He is also a Director of the non-profit, Parliamentary Research Services (from 2015 to the present) and is a Trustee of the Museum of Fine Arts, Boston (from 2015 to the present).

The AES Corporation Proxy Statement 9

Board of Directors

Holly K. Koeppel
	Age: 58 Director Since: April 2015 Board Committees: Nominating, Governance and Corporate Responsibility Committee Compensation Committee	Skills and Expertise: Energy Industry Finance Corporate Strategy Global Business Former Public Company CFO
Qualifications and Experience: Ms. Koeppel, a senior operating and financial executive, has served for over thirty years in the energy industry. Her knowledge of global energy-related commodity markets and infrastructure industries offers valuable insights to the Board. Most recently (from 2010 to February 2015), Ms. Koeppel was Partner and Global Co-Head of Citi Infrastructure Investors, a division of Citigroup. Prior to her service at Citi Infrastructure Investors, Ms. Koeppel served as Executive Vice President and Chief Financial Officer for American Electric Power Corporation (“AEP”) from 2006 to 2009 and several additional executive positions at AEP (from 2000 to 2006).
Education: Ms. Koeppel received a B.S. in Business Administration from Ohio State University and an M.B.A. from Ohio State University, where she was a member of Phi Beta Kappa.
Current and Former Directorships: Ms. Koeppel has been a member of the boards of directors of Reynolds American Inc., (NYSE: RAI) (from 2008 to the present) and Integrys Energy Group, Inc. (from 2012 to February 2015).

James H. Miller
	Age: 68 Director Since: June 2013 Board Committees: Compensation Committee, Chair Financial Audit Committee	Skills and Expertise: Energy Industry Former Public Company CEO Finance Global Business
Qualifications and Experience: Mr. Miller brings to the AES Board his substantial experience in the energy industry both in the US and internationally, including experience in regulated utilities and competitive power markets. With more than 35 years of experience in the energy industry, Mr. Miller served as Chairman of PPL Corporation from 2006 until his retirement in March 2012. He joined PPL as President of its US generation businesses in 2001. Previously, he was Executive Vice President of USEC Inc. and President of two ABB Group subsidiaries: ABB Environmental Systems and ABB Resource Recovery Systems. He began his career at the former Delmarva Power & Light Co.
Education: Mr. Miller holds a bachelor’s degree in electrical engineering from the University of Delaware and served in the US Navy nuclear submarine program.
Current and Former Directorships: Mr. Miller is a member of the boards of directors of Crown Holdings, Incorporated (NYSE: CCK) (from 2010 to the present) and Chicago Bridge & Iron Company N.V. (NYSE: CBI) (from 2014 to the present). In addition, Mr. Miller has been a member of the boards of directors of Rayonier, Inc. (NYSE: RYN) (from 2011 to 2014), Rayonier Advanced Materials (NYSE: RYAM) (from 2014 to 2015) and Lehigh Gas Partners LP (from 2012 to 2013).

The AES Corporation Proxy Statement 10

Board of Directors

John B. Morse Jr.
	Age: 70 Director Since: December 2008 Board Committees: Financial Audit Committee, Chair Strategy and Investment Committee	Skills and Expertise: Former Public Company CFO Investment Finance Risk Management
Qualifications and Experience: Mr. Morse brings substantial executive experience to the Board, including board, investment and other finance expertise. Before his retirement in December 2008, Mr. Morse served as the Senior Vice President, Finance and Chief Financial Officer of The Washington Post Company (the “Post”), now Graham Holdings Co., a diversified education and media company whose principal operations include educational services, newspaper and magazine print and online publishing, television broadcasting and cable television systems recording over $4.4 billion in annual operating revenues. During Mr. Morse’s 19 year tenure, the Post’s leadership made more than 100 investments in both domestic and international companies and included new endeavors in emerging markets. Prior to joining the Post, Mr. Morse was a partner at Price Waterhouse (now PricewaterhouseCoopers), where he worked with publishing/media companies and multilateral lending institutions for more than 17 years.
Education: Mr. Morse graduated with a B.A. from the University of Virginia and an M.B.A. from the Wharton School of Finance at the University of Pennsylvania. Mr. Morse is a Certified Public Accountant.
Current and Former Directorships: Mr. Morse is also a member of the boards of directors of Host Hotels & Resorts Corporation (NYSE: HST) (from 2005 to the present) and HSN, Inc. (Nasdaq: HSNI) (from 2008 to the present). Mr. Morse also is Former Trustee and President Emeritus of the College Foundation of the University of Virginia (from 2002 to 2012), and completed a six-year term as a member of the Financial Accounting Standards Advisory Council (from 2004 to 2010).

Moisés Naím
	Age: 63 Director Since: April 2013 Board Committees: Nominating, Governance and Corporate Responsibility Committee Compensation Committee	Skills and Expertise: Emerging Markets International Economics Governmental Experience
Qualifications and Experience: Dr. Naím is a Distinguished Fellow in the International Economics Program at the Carnegie Endowment for International Peace and has served in that role from June 2010 to the present. For fourteen years (from 1996 to 2010), Dr. Naím served as Editor in Chief for Foreign Policy magazine (first, at The Carnegie Endowment for International Peace and subsequently, at The Washington Post Company). He has written extensively on international economics and global politics, economic development and the consequences of globalization, and is the chief international columnist for El País and La Repubblica, which are high circulation daily newspapers in Spain and Italy, respectively. His columns are syndicated worldwide. Dr. Naím is also the host and producer of Efecto Naím, a global Spanish language news and analysis broadcast. Dr. Naím brings substantial international economics and political expertise to AES through his tenure as Venezuela’s Minister of Industry and Trade and Director of Venezuela’s Central Bank in the early 1990s and as an Executive Director of the World Bank in the early 1990s. He is also the author of many scholarly articles and more than ten books on economics and politics and has broad experience as a consultant to corporations, governments and non-governmental organizations.
Education: Dr. Naím holds M.Sc. and Ph.D. degrees from the Massachusetts Institute of Technology.
Current and Former Directorships: Dr. Naím is a member of the board of directors of FEMSA (NYSE: FMX) (from 2011 to the present) and was a member of the board of directors of Cementos Pacasmayo (NYSE: CPAC) (from 2013 to 2015).

The AES Corporation Proxy Statement 11

Board of Directors

Charles O. Rossotti

Age: 75
Director Since: March 2003

Chairman and Lead Independent Director Since: April 2013

Skills and Expertise:
Senior Leadership
Global Business
Corporate Strategy
Finance
Governmental Experience
Risk Management
Skills and Expertise: Senior Leadership Global Business Corporate Strategy Finance Governmental Experience Risk Management
Qualifications and Experience: Mr. Rossotti brings substantial executive, entrepreneurial, global business, operations, and finance experience to our Board as a result of his previous positions. Since March 2003, he served as a Senior Advisor with the Carlyle Group, one of the world’s largest private equity firms. From November 1997 until November 2002, Mr. Rossotti was the Commissioner of Internal Revenue at the United States Internal Revenue Service (“IRS”), where he was responsible for regulatory and financial and accounting functions for $2 trillion a year in tax revenues. Prior to joining the IRS, Mr. Rossotti was a founder of American Management Systems, Inc. (“AMS”), a technology and management consulting firm which grew from inception to 9,000 employees and $800 million in revenue, where he oversaw operations in the U.S., Europe, and Asia. Mr. Rossotti held the position of President of AMS from 1970 to 1989, CEO from 1981 to 1993 and Chairman from 1989 to 1997, where he oversaw expansion into developed international markets, risk management of contracting functions, and strategic actions. From 1965 to 1969, he held various positions in the Office of Systems Analysis within the Office of the Secretary of Defense. He is currently a member of the board of directors of Capital Partners for Education, a non-profit organization and a member of the Controller General’s Advisory Board of the U.S. Government Accountability Office.
Education: Mr. Rossotti graduated magna cum laude from Georgetown University and received an M.B.A. with high distinction from Harvard Business School.
Current and Former Directorships: Mr. Rossotti serves or served as a member of the boards of directors of Bank of America Corporation (NYSE: BAC) (from 2009 to 2013), Booz, Allen, Hamilton (NYSE: BAH) (from 2008 to the present), and Merrill Lynch Corporation (from 2004 to 2008) and the following privately held companies: Apollo Global (from 2008 to 2012), Compusearch Systems, Inc. (from 2005 to 2011), Quorum Management Solutions (from 2010 to 2015), Primatics Financial (from 2011 to 2015), Wall Street Institute (from 2005 to 2010), ECi Software Solutions (from 2014 to the present), Carlyle Select Trust (from 2014 to 2015), Coalfire Systems (from 2015 to the present), LDiscovery, LLC (2015 to the present) and Novetta Solutions, LLC (2015 to the present).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NINE DIRECTORS NAMED ABOVE

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Board and Committee Governance

BOARD AND COMMITTEE GOVERNANCE

Director Independence

We are required to have a majority of independent Directors serving on our Board and may only have independent Directors serving on each of our Financial Audit Committee (the “Audit Committee”), Compensation Committee and Nominating, Governance and Corporate Responsibility Committees (the “Nominating Committee”) pursuant to the rules of the New York Stock Exchange (the “NYSE”) and, with respect to our Audit Committee, the rules and regulations existing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Under the NYSE rules, no Director qualifies as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Company (directly, or as a partner, Stockholder, or officer of an organization that has a relationship with the Company).  The Board makes independence determinations based on all relevant facts and circumstances when assessing the materiality of any relationship between the Company and a Director or a Director’s affiliation with other businesses or entities that have a relationship with the Company.

Our Board undertook an annual review of Director independence in February 2017. The purpose of this review was to determine whether any relationships or transactions involving Directors (including their family members and affiliates) were inconsistent with a determination that the Director is independent under the independence standards set forth in the NYSE rules and our Corporate Governance Guidelines and, with respect to Audit Committee members, under the Exchange Act.

In making this determination, the Board considered not only the criteria for independence set forth in the listing standards of the NYSE but also any other relevant facts and circumstances that may have come to the Board’s attention, after inquiry, relating to transactions, relationships or arrangements between a Director or any member of their immediate family (or any entity of which a Director or an immediate family member is an Executive Officer, general partner or significant equity holder) on the one hand, and AES or any of its subsidiaries or affiliates, on the other hand, that might signal potential conflicts of interest, or that might influence Director’s relationship with AES or any of its subsidiaries. As described in the preceding sentence, the Board considered the independence issue not merely from the standpoint of the Director, but also from that of the persons or organizations with which the Director or Director nominee is affiliated.

Based on its review, our Board determined that Messrs. Harrington, Lader, Miller, Morse and Rossotti, Ms. Koeppel and Drs. Johnson, Khanna and Naím each qualify as independent under the independence standards existing under the NYSE rules. Mr. Lader is not being re-nominated at the 2017 annual meeting as provided by the Company’s tenure policy. Our Board also determined that Messrs. Harrington, Miller, and Morse and Dr. Khanna qualify as independent under the independence standards for audit committee members under the Exchange Act.

Board Leadership Structure

Our Corporate Governance Guidelines require the separation of the offices of the Chairman of the Board (“Chairman”) and CEO. If the Chairman is independent, he or she will also serve as Lead Independent Director. Since 1993, we have separated the offices of Chairman and CEO. Since 2003, our Chairman has been an independent Director who has also acted as Lead Independent Director.

We believe the structure described above provides strong leadership for our Board, while positioning our CEO as the leader of the Company for our investors, counterparties, employees and other stakeholders. Our current structure, which includes an independent Chairman serving as Lead Independent Director, helps ensure independent oversight over the Company. Our Corporate Governance Guidelines state that the Lead Independent Director’s duties include coordinating the activities of the independent Directors, coordinating the agenda for and moderating sessions of the Board’s independent Directors, and facilitating communications among the other members of the Board. At the same time, our current structure allows the CEO to focus his energies on management of the Company.

Our Board has nine independent members. A number of our independent Board members are currently serving or have served as Directors or as members of senior management of other public companies. We have three Board Committees comprised solely of independent Directors, each with a different independent Director serving as Chairman of the Committee. We believe that the number of independent experienced Directors that make up our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our Stockholders.

Pursuant to our By-Laws and our Corporate Governance Guidelines, our Board determines the best leadership structure for the Company. As part of our annual Board self-evaluation process, the Board evaluates issues such as independence of the Board, communication

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Board and Committee Governance

between Directors and Management, the relationship between the CEO and Chairman, and other matters that may be relevant to our leadership structure. The Company recognizes that in the event that circumstances facing the Company change, a different leadership structure may be in the best interests of the Company and its Stockholders.

Board Committees

In 2016, the Board maintained five standing Committees:

•	Compensation Committee;

•	Financial Audit Committee;

•	Nominating, Governance and Corporate Responsibility Committee;

•	Innovation and Technology Committee; and

•	Strategy and Investment Committee.

The table below shows the directors who are currently members or chairs of each of the Standing Board Committees and the number of meetings each committee held in 2016. Each independent Director usually serves on one or more committees.

Director	Audit	Compensation	Nominating, Governance and Corporate Responsibility	Innovation and Technology	Strategy and Investment
Andres R. Gluski				●	Chair
Charles L. Harrington (1)(2)	●			●	●
Kristina M. Johnson		●		Chair
Tarun Khanna(2)	●		●	●
Holly Koeppel		●	●
Philip Lader			Chair	●	●
James H. Miller (1)(2)	●	Chair
John B. Morse Jr. (1)(2)	Chair				●
Moises Naim		●	●
Charles O. Rossotti(3)
Number of Meetings in 2016	8	7	5	5	4

(1) Designated as an “audit committee financial expert” as defined by the rules and regulations of the SEC.
(2) Designated as “financially literate” as required by the NYSE rules.
(3) Chairman and Lead Independent Director, serves as an ex-officio member of each committee (with no voting authority as to such committees).

Committee Charters. Each of the five committees has a charter which can be obtained from the Company’s website (http://www.aes.com/about-us/board-of-directors-and-committees/default.aspx) or by sending a request to the Office of the Corporate Secretary, The AES Corporation 4300 Wilson Boulevard, Arlington, VA 22203.

Compensation Committee. The primary functions of the Compensation Committee are to:

•
review and evaluate at least annually the performance of the CEO and other executive officers of the Company, including setting goals and objectives, and to set executive compensation, including incentive awards and related performance goals;

•	provide oversight of the Company’s executive compensation and benefit plans and practices;

•	make recommendations to the Board to modify AES’ executive compensation and benefit programs to align with the Company’s compensation goals;

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Board and Committee Governance

•	review, discuss and make recommendations to the Board on say on pay and say on frequency matters and Stockholder engagement;

•	assess the stock ownership guidelines for executive officers; and

•	review Management’s succession planning.
The Board determined that all Compensation Committee members are independent within the meaning of SEC rules and current listing standards of the NYSE. In addition, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and is an “Outside Director” as defined in Section 162(m) of the Internal Revenue Code.

At the commencement of each year, AES’ NEOs (other than the CEO) discuss their position-specific goals and objectives for the upcoming year with the CEO. Our CEO submits the Company’s goals and objectives for the upcoming year to the Compensation Committee. In the first quarter of the following year, the CEO performs an assessment of each NEO’s performance against his or her stated goals and, in the case of our CEO, our Compensation Committee reviews and assesses his performance against his stated goals and objectives.

Based on our CEO’s performance, the Compensation Committee provides an evaluation, approves and makes a compensation recommendation to the Board as to the CEO. The Compensation Committee reviews and the Board approves evaluations and compensation recommendations submitted by the CEO on the other NEOs. The Compensation Committee then reviews these recommendations with the Board.

Additionally, the Compensation Committee makes recommendations to the Board to modify AES’ compensation and benefit programs if it believes that such programs are not consistent with the Company’s executive compensation goals or could otherwise be improved. Under the Compensation Committee’s Charter, it may form subcommittees and delegate to such subcommittees, other Board members and Officers, such power and authority, as the Compensation Committee deems appropriate in accordance with the Charter. The Compensation Committee has also delegated to the CEO, subject to review by the Compensation Committee and the Board, the power to set compensation for non-Executive Officers. Under the 2003 Long-Term Compensation Plan, the Compensation Committee is also permitted to delegate its authority, responsibilities and powers to any person selected by it and has expressly authorized our CEO to make equity grants to non-Executive Officers in compliance with law. Under such delegation, our CEO may grant equity awards to non-Executive Officer employees up to 250,000 shares annually with a total cap of 1.25 million shares over the life of the delegation.

The Compensation Committee retains the services of its own independent outside consultant to assist it in reviewing and/or advising the amount and/or form of executive compensation. Meridian Compensation Partners, LLC (“Meridian”) is the firm retained by the Compensation Committee for these purposes and is precluded from providing other services to AES. The Compensation Committee has the sole authority to hire and dismiss its consultant. Meridian provided review and comment to the Compensation Committee in 2016 as appropriate and provided objective input and analysis to the Compensation Committee throughout the year with reference to market data trends, regulatory initiatives, governance best practices and emerging governance norms. For further information concerning the independent outside consultant’s role in relation to NEO compensation, please refer to “The Role of the Compensation Committee’s Independent Consultant” in the Compensation Discussion and Analysis (“CD&A”) of this Proxy Statement.

Management regularly obtains market survey data based on comparable companies from Willis Towers Watson. Meridian reviews the market survey data prior to it being shared with the Compensation Committee to ensure the data sources are appropriate for purposes of comparing our NEOs’ compensation to comparable executives at similarly-sized general industry and energy industry companies.

The Compensation Committee has instructed the Senior Vice President and Chief Human Relations Officer (“CHRO”) to provide information to the Compensation Committee that is required for developing compensation programs and determining executive compensation. The CHRO directly works with the Compensation Committee’s independent consultant in the preparation of the background material for the Compensation Committee. For further information regarding our executive compensation practices refer to the CD&A of this Proxy Statement.

The compensation of our Directors is established by the Nominating Committee. See “Director Compensation” of this Proxy Statement for a description of our Nominating Committee’s processes and procedures for determining Director compensation.

Financial Audit Committee. The primary functions of the Audit Committee is to assist the Company’s Board of Directors in the oversight of:

•	the integrity of the financial statements of the Company and its subsidiaries;

•	the effectiveness of the Company’s internal control over financial reporting;

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Board and Committee Governance

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications, independence and performance of the Company’s independent registered public accounting firm (the “Independent Auditor”);

•	the performance of the Company’s internal audit function;

•	the Company’s compliance with legal and regulatory requirements; and

•	to prepare the audit committee report included in the Company’s annual Proxy Statement.

All members of the Audit Committee are independent within the meaning of the SEC rules and under the current listing standards of the NYSE. The Board has also determined that each member of the Audit Committee is “financially literate” as required by the NYSE rules, and that each of Messrs. Harrington, Morse and Miller are Audit Committee Financial Experts pursuant to SEC rules based on, among other things, the experience of such member, as described under “Proposal 1: Election of Directors” of this Proxy Statement.

Nominating, Governance and Corporate Responsibility Committee. The principal functions of the Nominating Committee are:

•	identify and provide recommendations for potential Director nominees for election to the Board;

•	advise the Board with respect to Board composition, procedures and committees;

•	develop and recommend to the Board corporate governance guidelines applicable to the Company;

•	establish and administer programs for evaluating the performance of Board members;

•	review the fees paid to outside directors for their services on the Board and its Committees;

•	consider governance and social responsibility issues relating to the Company;

•
review of the Company’s contributions to trade associations, including any amounts related to political activities and lobbing expenses, and review of other political contributions or expenditures, if any, by the Company;

•	provide oversight of the Company’s cybersecurity program and related issues; and

•	oversee the Company’s environmental and safety and audit programs.
The Nominating Committee may form subcommittees and delegate to those subcommittees such power and authority as the Committee deems appropriate and in compliance with applicable law. The Nominating Committee operates under the Charter of the Nominating Committee adopted and approved by the Board. Consistent with the requirements of the Charter, the Board determined that all Nominating Committee members are independent within the meaning of the listing standards of the NYSE.

Director Qualifications. Director nominees are selected on the basis of, among other things, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding the Company’s global business environment and willingness to devote adequate time and effort to Board responsibilities so as to enhance the Board’s ability to oversee and direct the affairs and business of the Company.

Diversity. The Company does not maintain a separate policy regarding the diversity of the Board. However, the charter of the Nominating Committee requires that the Committee review the composition of the Board to ensure it has the “appropriate balance” of attributes, including, but not limited to, knowledge, experience and diversity. In addition, the Company’s Corporate Governance Guidelines establish that the size of the Board shall be nine to twelve members, a range which “permits diversity of experience without hindering effective discussion or diminishing individual accountability.” Consistent with these governing documents, both the Nominating Committee and the full Board seek Director nominees with diverse professional backgrounds, experience and perspectives so that the Board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities. As part of our annual Board self-evaluation process, the Board evaluates whether or not the Board as a whole has the skills and backgrounds for the current issues facing the Company. The Board also evaluates its effectiveness with regard to specific areas of expertise.

Director Nomination Process. Pursuant to our Corporate Governance Guidelines, our Nominating Committee reviews the qualifications of proposed Director nominees to serve on our Board and recommends Director nominees to our Board for election at the Company’s Annual Meeting. The Board proposes a slate of Director nominees to the Stockholders for election to the Board, using information provided by the Nominating Committee.

In certain instances, a third party may assist in identifying potential Director nominees. The Nominating Committee also considers potential nominations for Director provided by Stockholders and submits any such suggested nominations, when appropriate, to the Board

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Board and Committee Governance

for approval. Stockholder nominees for Director are evaluated using the criteria described above. Stockholders wishing to recommend persons for consideration by the Nominating Committee as nominees for election to the Board can do so by writing to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203 and providing the information and following the additional procedures set forth in the By-Laws, which are described in “Additional Governance Matters” of this Proxy Statement.

Innovation and Technology Committee. The Innovation and Technology Committee is responsible for the oversight and evaluation of:

•	the Company’s efforts to foster growth through innovation;

•	the Company’s efforts to identify and assess risks and opportunities in the power industry and adjacent industries arising from emerging or competing technologies;

•	the Company’s performance excellence and continuous improvement program; and

•	the Company’s approach to replication of innovative solutions across businesses.

Strategy and Investment Committee. The Strategy and Investment Committee focuses on:

•	evaluation of strategic plans;

•	oversight of capital deployment in the context of the Company’s corporate strategy; and

•	review of individual transactions at the request of the Board.

Board Attendance

Under our Corporate Governance Guidelines, Directors are expected to attend Board meetings and meetings of Committees on which they serve in person or by telephone conference, and Directors are encouraged to attend the Annual Meeting.

In 2016, our Board convened five times and our Board Committees convened for several meetings as specified in the chart above, and no Director attended less than 75% of the aggregate of all meetings of the Board and the Committees on which they then served. Non-management Directors met in executive session after each of the five in-person meetings of the Board in 2016, with Mr. Rossotti presiding as Lead Independent Director. All Directors attended the 2016 Annual Meeting of Stockholders on April 21, 2016.

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Board and Committee Governance

Board’s Role in Risk Management
Risk Management Oversight Structure

Board of Directors Oversees all operational, financial, strategic and reputational risk with oversight of specific risks undertaken within the Committee structure.

Financial Audit Committee

• Oversees risk related to integrity of the Company’s financial statements, internal controls over financial reporting and disclosure controls and procedures (including the performance of the Company’s internal audit function).
• Oversees the performance of the independent auditor.
• Oversees the effectiveness of the Company’s Ethics and Compliance Program.

Nominating Committee

• Oversees risk related to workplace safety.
• Oversees cybersecurity risk.
• Receives environmental reports regarding our subsidiaries’ compliance with environmental laws and efforts to continue compliance with governing laws and regulations.

Compensation Committee • Oversees risk related to compensation practices, including practices related to hiring and retention, succession planning, and training of employees.	Strategy and Investment Committee • Maintains initial oversight over risks related to our overall strategic plans and capital deployment.
Innovation and Technology Committee • Oversees risk related to technologies and innovations deployed by the Company for use in its businesses.

Our Management is responsible for the management and assessment of risk at the Company, including communication of the most material risks to the Board and its Committees, which provide oversight over the risk management practices implemented by Management. Our full Board provides oversight with respect to risk management, except for the oversight of risks that have been specifically delegated to a Committee of the Board. Even when the oversight of a specific area of risk has been delegated to a Committee, the full Board maintains oversight over such risks through the receipt of reports from the Committee Chairpersons to the full Board at each regularly-scheduled full Board meeting. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a Committee. The Board and Committee reviews occur principally through the receipt of regular reports from Management to the Board on these areas of risk, and discussions with Management regarding risk assessment and risk management as follows:

•
The Company’s Chief Financial Officer provides a report on the Company’s financial performance and outlook, which may include an analysis of key external and internal drivers of performance, the Company’s liquidity position, prospective sources and uses of funds, and the implications to the Company’s debt covenants and credit rating, if any.

•
The Chief Operating Officer provides operational reports, which may include risks related to tariffs, efficiency at our subsidiaries’ plants, performance of our subsidiaries’ distribution businesses, and related matters.

•	The Company’s Vice President of Risk provides a report to the Board which explains the Company’s primary risk exposures, including currency, commodity, hydrology, and interest rate risk.

•
The Company’s Senior Vice President for Global Engineering and Construction provides a report on construction projects which highlights the progress achieved and risks that may cause delays and increases in costs.

•	Finally, the Company’s General Counsel provides a privileged dispute resolution report, which provides information regarding the status of the Company’s litigation and related matters.

•
At each regularly-scheduled Board meeting, the full Board also receives reports from Committee Chairpersons, which may include a discussion of risks initially overseen by the Committees for discussion and input from the full Board. As noted above, in addition to these regular reports, the Board receives reports on specific areas of risk from time to time, such as regulatory, geopolitical, cyclical, or other risks.

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Additional Governance Matters

ADDITIONAL GOVERNANCE MATTERS
Related Person Policies and Procedures

Our Nominating Committee has adopted a Related Person Transaction Policy, which sets forth in writing the procedures for the review, approval or ratification of any transaction involving an amount in excess of $120,000 in which the Company participates and any Director or Executive Officer of the Company, any Director nominee, any person who is the beneficial owner of more than 5% of the Company’s common stock, or any immediate family members of the foregoing (each, a “Related Person”), had a material interest as contemplated by Item 404(a) of Regulation S-K (“Related Person Transactions”). Under this policy, prior to entering into, or amending a potential Related Person Transaction, the Related Person or applicable business unit leader must notify the Office of the General Counsel who will assess whether the transaction is a Related Person Transaction. If the Office of the General Counsel determines that a transaction is a Related Person Transaction, the details of the transaction will be submitted to the Audit Committee for review and the Audit Committee will either approve or reject it after taking into account factors including, but not limited to, the following:

•	the benefits to the Company;

•	the materiality and character of the Related Person’s direct or indirect interest, and the actual or apparent conflict of interest of the Related Person;

•
the impact on a Director’s independence in the event the Related Person is a Director or a Director nominee, an immediate family member of a Director or a Director nominee or an entity in which a Director or a Director nominee is an Executive Officer, partner, or principal;

•	the commercial reasonableness of the Related Person Transaction and the availability of other sources for comparable products or services;

•	the terms of the Related Person Transaction;

•	the terms available to unrelated third parties or to employees generally;

•	any reputational risks the Related Person Transaction may pose to the Company; and

•	any other relevant information.
In the event that the Office of the General Counsel determines that the Related Person Transaction should be reviewed prior to the next Audit Committee meeting, the details of the Related Person Transaction may be submitted to a member of the Audit Committee who has been designated to act on behalf of the Audit Committee between Audit Committee meetings with respect to the review and approval of these transactions. In addition, Related Person Transactions which are not approved pursuant to the procedures set forth above may be ratified, amended or terminated by the Audit Committee or its designee. If the Audit Committee or its designee determines that the Related Person Transaction should not or cannot be ratified, the Audit Committee shall evaluate its options both with regard to the Related Person Transaction (e.g. termination, amendment, etc.) and the individuals involved in the Related Person Transaction, if necessary. At the Audit Committee’s first meeting of each fiscal year, the Audit Committee shall review any previously approved or ratified Related Person Transactions that remain ongoing.
Stockholder Proposals and Nominations for Director
Stockholder Proposals for 2018
Proxy Statement. SEC rules permit Stockholders to submit proposals for inclusion in the Company’s proxy statement if the Stockholder and proposal meet the requirements specified in Rule 14a-8 of the Exchange Act.

•
Where to send Stockholder proposals. Any Stockholder proposal intended to be considered for inclusion in the Company’s proxy material for the 2018 Annual Meeting of Stockholders must comply with the requirements of Rule 14a-8 of the Exchange Act and be submitted in writing by notice delivered to the Secretary, located at The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.

•
Deadline for Stockholder proposals. Stockholder proposals submitted pursuant to Rule 14a-8 must be received at least 120 days before the anniversary of the mailing of the prior year’s proxy material (i.e., by November 7, 2017), unless the date of our 2018 Annual Meeting of Stockholders is changed by more than 30 days from April 20, 2018 (the one-year anniversary date of the 2017 Annual Meeting), in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

•	Information to include in Stockholder proposals. Stockholder proposals must conform to and set forth the specific information required by Rule 14a-8 of the Exchange Act.

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Additional Governance Matters

Other Proposals. Our By-Laws establish certain requirements for proposals a Stockholder wishes to make at the 2018 Annual Meeting of Stockholders other than pursuant to Rule 14a-8. If the proposal is not being submitted pursuant to Rule 14a-8, the proposal must be written and delivered to the Secretary at the address set forth above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting (i.e., no later than January 20, 2018 and no earlier than December 21, 2017); provided, however, that in the event that the date of the 2018 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2017 Annual Meeting, or if no such meeting was held, notice by the Stockholder, to be timely, must be delivered not earlier than the close of business on the 120th day prior to the 2018 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2018 Annual Meeting, or the 10th day following the day on which public announcement (as defined in Section 2.15(D) of the Company’s By-Laws) of the date of such annual meeting is first made by the Company. In no event shall adjournment, recess or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Stockholder’s notice as described above. As described in Section 2.15(B) of our By-Laws, the notice must contain a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-Laws of the Company, the language of the proposed amendment) and the reasons for conducting such business at the meeting.

Director Nominations by Stockholders
Our By-Laws set forth the procedures for Stockholder nominations of Directors.

•
Stockholder nomination of Directors. As described in Section 9.01 of our By-Laws, nominations of persons eligible for election to the Board may be made at any annual meeting of Stockholders or at any special meeting of Stockholders called for the purpose of electing Directors by any Stockholder who provides the required notice; provided that the notice meets the information, timing and other requirements set forth in Section 9.01(C) of our By-Laws and that the Stockholder continues to be a Stockholder at the time of the meeting.

•
Timing for notice (other than proxy access procedures). The written notice required with respect to any nomination (including the completed and signed questionnaire, representation and agreement discussed below) must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company at the address set forth above (a) with respect to an election to be held at an annual meeting of Stockholders, generally not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (as provided above) and (b) with respect to an election to be held at a special meeting of Stockholders for the election of Directors (other than a Stockholder Requested Special Meeting, as such term is defined in the By-Laws), the close of business (as defined in the By-Laws) on the seventh day following the earlier of (i) the date on which notice of such meeting is first given to Stockholders and (ii) the date on which a public announcement (as defined in Section 2.15(D) of the Company’s By-Laws) of such meeting is first made. In no event shall an adjournment, recess or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a Stockholder’s notice.

Inclusion of Stockholder Nominee in Company Proxy Statement and Form of Proxy (Proxy Access)

In December 2015, the Company amended its By-Laws to provide for “proxy access.” The Company will include in its proxy statement and on its form of proxy the name of a Director nominee submitted pursuant to Section 9.02 by an “Eligible Stockholder” who provides the information and satisfies the other provisions of the Company’s proxy access By-Laws. To qualify as an “Eligible Stockholder,” a Stockholder or a group of no more than 20 Stockholders must have continuously owned, for at least three years as of the date of the Stockholder Notice (as defined in the By-Laws), at least three percent (3%) of the outstanding shares of the Company entitled to vote in the election of directors as of the date of the Stockholder Notice (the “Required Shares”) and thereafter continue to own the Required Shares through such annual meeting.

•
Deadline for notice. The Stockholder notice must be delivered to the Secretary of the Company not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the preceding year’s annual meeting. In the event the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, the Stockholder notice must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice has been given or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of the Stockholder notice as described above.

•	Other conditions. The ability to include proxy access nominees in the Company’s proxy materials is subject to a number of requirements, conditions and limitations that are set forth in the By-Laws.

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Additional Governance Matters

The chairperson of the annual meeting may refuse to acknowledge the introduction of any Stockholder proposal or Director nomination not made in compliance with the foregoing procedures.
AES Code of Business Conduct and Corporate Governance Guidelines
The Code of Conduct and Corporate Governance Guidelines have been adopted by the Board. The Code of Conduct is intended to govern, as a requirement of employment the actions of everyone who works at AES, including employees of AES’s subsidiaries and affiliates and our Directors. The Code of Conduct and the Corporate Governance Guidelines can be located in their entirety on the Company’s web site (www.aes.com). Any person may obtain a copy of the Code of Conduct or the Corporate Governance Guidelines without charge by making a written request to: Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, VA 22203. If any amendments to, or waivers from, the Code of Conduct are made, we will disclose such amendments or waivers on our website.
Other Governance Information
Section 16(a) Beneficial Ownership Reporting Compliance. Based solely on the Company’s review of reports filed under Section 16(a) of the Exchange Act and certain written representations (as allowed by Item 405(b)(2)(i) of Regulation S-K), the Company believes that no person subject to Section 16(a) of the Exchange Act with respect to AES failed to file, on a timely basis, the reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

Householding Information. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements with respect to two or more Stockholders sharing the same address by delivering a single Proxy Statement addressed to those Stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for Stockholders and cost savings for companies. AES and some brokers household proxy materials, delivering a single Proxy Statement to multiple Stockholders sharing an address unless contrary instructions have been received from the affected Stockholders. Once Stockholders have received notice from their broker or us that materials will be sent in the householding manner to the Stockholder’s address, householding will continue until we or the broker are otherwise notified or until the Stockholder revokes such consent. If, at any time, Stockholders no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, they should notify their broker if shares are held in a brokerage account or us if holding registered shares.

Any beneficial owner can request to receive a separate copy of an annual report or Proxy Statement for this meeting or to receive separate copies of those materials for future meetings (please request by telephone, Internet or e-mail by following the instructions found on the Notice that you have received which also contains your control number) by making your request in writing to your broker or to us, as appropriate.
Charitable Contributions. Under NYSE Listing Standard 303A.02(b)(v), the Company is required to report as to whether or not any charitable contributions were made by the Company to any charitable organization for which an AES Director served as an Executive Officer of that organization in an amount greater than $1 million or 2% of such charitable organization’s consolidated gross revenues for the years 2016, 2015 or 2014. The Company did not make any such charitable contributions in 2016, nor did it make such charitable contributions in excess of those amounts in 2015 or 2014.
Communications with the Board or Its Committees. The Board offers several e-mail addresses, as set forth below, for Stockholders and interested parties to send communications through the Office of the Corporate Secretary of the Company to the non-management Directors and/or the following committees of the Board:

AES Board of Directors: AESDirectors@aes.com	Compensation Committee: CompCommitteeChair@aes.com	Financial Audit Committee: AuditCommitteeChair@aes.com

Innovation and Technology Committee: InnovationCommitteeChair@aes.com	Nominating, Governance and Corporate Responsibility Committee: NomGovCommitteeChair@aes.com

The AES Corporation Proxy Statement 21

A member of the Corporate Secretary’s Office will forward to the Directors all communications that, in his or her judgment, are appropriate for consideration by the Directors. Examples of communications that would not be considered as appropriate for consideration by the Directors include commercial solicitations, requests for employment and matters not relevant to the Stockholders, the functioning of the Board or the affairs of the Company.
Annual Report on Form 10-K. Any Stockholder who desires an additional copy of AES’ Form 10-K (including the financial statements and financial schedules) filed on February 24, 2017 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a written request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. Stockholders may also obtain a copy of the Form 10-K by visiting the Company’s website at http://www.aes.com.

[Remainder of Page Intentionally Left Blank]

The AES Corporation Proxy Statement 22

Director Compensation

DIRECTOR COMPENSATION
Director Compensation Program

The Nominating Committee annually reviews the level and form of compensation paid to Directors, including our Director compensation program’s underlying principles. Under the Corporate Governance Guidelines, a Director who is also an Officer of AES is not permitted to receive additional compensation for service as a Director. In reviewing and determining the compensation paid to Directors, the Nominating Committee considers how such compensation relates and compares to that of similarly-sized general industry and energy companies and the Office of the General Counsel assists the Nominating Committee with its review of our Director compensation program. The Office of the General Counsel conducts research on other companies’ Director compensation practices by reviewing a broad-based Director compensation study and survey data from Willis Towers Watson’s U.S. General Industry and U.S. Energy Databases, and providing the Committee with a benchmarking analysis of such companies’ practices as compared to the Company’s Director compensation program. These reports are further described in “Director Compensation for Year 2016” of this Proxy Statement. Neither the Office of the General Counsel nor the Nominating Committee retains an independent compensation consultant to assist with recommending or determining Director compensation. Any proposed changes to the Director compensation program are recommended by the Nominating Committee to the Board for consideration and approval.

Director Compensation for Year 2016

The Board reviews the Board compensation structure on an annual basis. In 2016, on its own initiative, the Board determined that it would not increase Board compensation for the 2016-2017 Board Year. The Board has not increased its compensation since 2012.

Board compensation is intended to meet the following goals:

•	promote the recruitment of talented and experienced Directors to the AES Board;

•	compensate outside Directors for the increased workload inherent in a public board Director position; and

•	retain a strong financial incentive for Directors to maintain and promote the long-term health and viability of the Company.

The Nominating Committee of the Board consulted various materials regarding current trends and best practices for determining compensation for boards of directors, primarily from reports issued by Willis Towers Watson and the National Association of Corporate Directors Blue Ribbon Commission.

Annual Retainer. For 2016, Directors elected at the Annual Meeting of Stockholders received an $80,000 annual retainer with a requirement that at least 34% of such retainer be deferred in the form of stock units. Directors may elect (but are not required) to defer more than the mandatory 34% deferral. Any portion of the annual retainer that is deferred above the mandatory deferral was credited to the Director in stock units equivalent to 1.3 times the elected deferral amount. The Board also determined that the Chairman would receive compensation at an amount equal to 1.9 times the 2016 Annual Retainer of other AES Board members, and that such amount would be inclusive of all Board responsibilities.

Committee Compensation. Committee chairpersons and members received compensation for their Committee service as outlined below.

Audit Committee Chair	$30,000
Compensation Committee Chair	$25,000
Nominating Committee Chair	$22,250
Innovation and Technology Committee Chair	$15,000
Audit Committee Member	$15,000
Compensation Committee Member	$15,000
Nominating Committee Member	$15,000
Innovation and Technology Committee Member	$10,000
Strategy and Investment Committee Member	$10,000

The AES Corporation Proxy Statement 23

Director Compensation

Deferred Compensation Grant. Directors received an annual Deferred Incentive Compensation Grant valued at $150,000. The Board also determined that the Chairman would receive such a grant at an amount equal to 1.9 times the Deferred Incentive Compensation Grant of other AES Board members.

New Directors. Newly elected directors receive an initial grant consisting of deferred stock units and/or stock options valued at $40,000.

All other terms of the 2016 Board compensation structure remained consistent with past practice.

Non-Employee Director Stock Ownership Guidelines. The Board adopted stock ownership guidelines for Directors that provide for non-employee Directors to accumulate and maintain equity ownership in AES having a value of no less than five times the annual retainer within five years of adoption of the policy, or July 7, 2018, and for Directors who join the Board after July 7, 2013, within five years of such Director’s election date. All stock and equity interests of a Director are taken into consideration for purposes of considering compliance with the policy, including Director stock units.

Compensation of Directors (2016)*
The following table contains information concerning the compensation of our non-Management Directors during 2016.

	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	Total
Name(1)
Charles L. Harrington	$87,800	$193,040	$0	$280,840
Kristina M. Johnson	$82,800	$193,040	$0	$275,840
Chair—Innovation and Technology Committee
Tarun Khanna	$92,800	$177,200	$0	$270,000
Holly K. Koeppel	$82,800	$193,040	$0	$275,840
Philip Lader	$95,050	$193,040	$0	$288,090
Chair—Nominating, Governance and Corporate Responsibility Committee
James H. Miller	$92,800	$177,200	$0	$270,000
Chair—Compensation Committee
John B. Morse, Jr.	$92,800	$193,040	$0	$285,840
Chair—Financial Audit Committee
Moisés Naím	$82,800	$177,200	$0	$260,000
Charles O. Rossotti	$100,320	$366,776	$0	$467,096
Chairman, Lead Independent Director

* Table excludes the Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings, and All Other Compensation columns, which are not applicable.
NOTES:

(1)
Mr. Gluski, our President and CEO, is also a member of our Board. His compensation is reported in the Summary Compensation Table and the other tables set forth in this Proxy Statement. In accordance with our Corporate Governance Guidelines, Management Directors do not receive any additional compensation in connection with service on the Board.

(2)
Directors elected at the 2016 Annual Meeting of Stockholders received an $80,000 Annual Retainer with a requirement that at least 34% of such retainer be deferred in the form of stock units, with each Director having the right to elect to defer additional amounts as further described above. Directors may also elect to defer Committee fees in the form of stock units.

The AES Corporation Proxy Statement 24

Director Compensation

The mandatory deferral portion of the Annual Retainer is included in the “Stock Awards” column above, while the “Fees Earned or Paid in Cash” column includes amounts from the Annual Retainer and Committee fees that Directors elected to defer (above the mandatory deferral) into stock units except that the additional incremental value resulting from the 1.3 or 1.9 multiplier, as applicable, applied to elective deferrals of the Annual Retainer is included in the “Stock Awards” column, as noted in footnote 3. The elective deferral amounts were as follows:

	Annual Elective Retainer Deferred	Committee Retainer Deferred
Charles L. Harrington	$52,800	$35,000
Kristina M. Johnson	$52,800	$0
Tarun Khanna	$0	$30,000
Holly K. Koeppel	$52,800	$30,000
Philip Lader	$52,800	$42,250
John B. Morse, Jr.	$52,800	$0
Charles O. Rossotti	$100,320	$0

(3)
This column includes the aggregate grant date fair value of Director stock unit awards granted in 2016 pursuant to (i) the 34% mandatory annual retainer deferral into stock units, and (ii) as further described in “Director Compensation for Year 2016” above, the additional incremental value resulting from Directors electing to defer more than 34% of their annual retainer and being credited with 1.3 or 1.9 times, as applicable, of the elective deferral amount. The aggregate grant date fair values were computed in accordance with FASB ASC Topic 718. A discussion of the relevant assumptions made in these valuations may be found in footnote 18 to the financial statements contained in AES’ Form 10-K.

As of December 31, 2016, Directors had the following total number of stock units credited to their accounts under the 2003 Long Term Compensation Plan: Charles L. Harrington 74,879; Kristina M. Johnson 108,701; Tarun Khanna 163,519; Holly K. Koeppel 48,558; Philip Lader 244,560; James H. Miller 69,855; John B. Morse, Jr. 166,032; Moisés Naím 79,856; and Charles O. Rossotti 303,273.

(4)	No Director Stock Options were granted in 2016.
No Directors held Options outstanding as of December 31, 2016, with the exception of Philip Lader (5,027) and James H. Miller (19,280).

The AES Corporation Proxy Statement 25

Executive Compensation

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis (“CD&A”)

Executive Summary

The following points highlight the alignment of AES’ compensation plans and practices for Named Executive Officers (“NEOs”) with performance and stockholder value creation. Any Non-GAAP measures discussed in this CD&A are reconciled to the nearest GAAP financial measure in the section titled “Non-GAAP measures.”

Compensation Opportunities are Targeted at the Market 50th Percentile

•	AES’ philosophy is to target total compensation opportunities at approximately the 50th percentile of companies similar in industry and size.

•	With over half of NEO compensation in variable incentives, actual compensation only exceeds the 50th percentile when AES exceeds performance goals and creates commensurate stockholder value.

Annual Incentive Payouts Based Entirely on Quantifiable Goals

•
Pre-established formulas are used to determine 90% of the annual incentive payout for NEOs (all payouts associated with measures weighted in the financial, operational and strategic categories are determined via formula).

•
The remaining 10% is based on quantifiable safety metrics. However, consistent with our philosophy to encourage self-reporting of safety incidents, the Compensation Committee applies a qualitative process to assess final safety performance.

2016 Annual Incentive Payouts Just Above Target Opportunity Based on Actual Performance vs. 2016 Goals

•	Overall, 2016 annual incentive plan payouts were just above the target opportunity based on actual performance, though our performance against goals was mixed across the measures used in the plan.

Measures	2016 Actual Results
Safety (10%)	Below expectations; no payout for 10% weighted on safety
Financials • 20% on Proportional Free Cash Flow • 15% on Parent Free Cash Flow • 15% on Adjusted EPS
Proportional Free Cash Flow: 2016 results were more than 15% above target, resulting in a 200% payout for this metric

Parent Free Cash Flow: 2016 results slightly exceeded the target, resulting in a 107% payout for this metric and                                                                                                     Adjusted EPS: 2016 results were slightly below the target (2% below), resulting in a 90% payout for this metric

Operational Key Performance Indicators (10%)	Actual results exceeded pre-set goals for 2016
Strategic • 10% on Construction Performance • 10% on New Growth Projects • 10% on Cost Savings
Performance against construction budget and timeline was below the pre-set targets for the year

The company attained the pre-set targets for both new growth (based on Megawatts), and targeted cost reductions for 2016

Realizable Value of Long-Term Compensation (LTC) Awards is Below the Original Grant Date Value

•
LTC awards may decline in value (relative to the original value at grant) if the Company does not achieve its pre-set financial goals during the performance period (three years), the Company’s Total Stockholder Return (TSR) is in the bottom one-half of the comparison groups used to determine certain LTC award payouts, and/or our stock price declines from grant date.

•
In aggregate, the realizable value of LTC awards that were granted from 2014 to 2016 has declined 20-30% from the grant value due to our performance against the payout metrics applicable to such awards.

•	The following chart reflects actual final performance for the 2014-2016 performance period, and estimated performance for the 2015-17 and 2016-18 performance periods.

The AES Corporation Proxy Statement 26

Realizable vs. Grant Date Fair Value
Aggregate of Grants Made in 2014-2016
No Problematic Pay Practices
AES’ Compensation Committee has taken action over time to modify pay practices to align with stockholder interests.

What AES Does	What AES Doesn’t Do
Pay-for-Performance Alignment - Annual review of AES Total Stockholder Return performance and its impact on realizable pay to ensure actual results are aligned to performance payouts	No “Single-Trigger” vesting of Equity Awards with a Change-in-Control - All unvested, outstanding and future awards contain a “double-trigger” provision
Target Total Compensation at 50th Percentile - Based on similarly-sized companies’ target total compensation at the 50th percentile	No Special Retirement Benefit Formulas for NEOs - Our non-qualified retirement plan restores benefits capped under our broad-based plan due to statutory limits
Heavy Weight on Performance Compensation - Majority of compensation is paid through annual incentive and long-term compensation plans	No Hedging or Pledging - Maintain a policy that prohibits NEOs and Directors of AES from engaging in hedging activities, or pledging AES stock
Stock Ownership Guidelines - Maintain market-competitive guidelines to align NEO and stockholder interests	No Change-In-Control Excise Tax Gross-Ups - Completely discontinued this provision
Executive Severance - Our plan is competitive with market practice and all benefits are conditioned upon “double-trigger”	No Perquisites - No perquisites are provided to any NEOs
“Clawback” Policy - Policy provides for recovery of certain previously-paid incentive awards under certain circumstances	No Backdating or Option Repricings
Independent Consultant Retained by the Compensation Committee - Provides no other services to AES

These practices are discussed in further detail throughout the remainder of this CD&A.

Relative Pay-for-Performance Analysis
The Compensation Committee annually reviews an analysis of AES’ performance and CEO compensation relative to other power generation and utility companies with revenues generally over $10B from the S&P 500 Utilities Index to whom investors may compare AES. Total Stockholder Return is the primary performance measure reviewed in that analysis.

The AES Corporation Proxy Statement 27

The analysis summarized in the below chart indicated that AES’ CEO compensation and Total Stockholder Return were both below median for the three-year period from January 1, 2013 to December 31, 2015, the most recent period completed when the Compensation Committee conducted its review during 2016. Specifically, CEO realizable pay and AES’ Total Stockholder Return were both in the bottom quartile; which indicates that compensation actually realizable by our CEO aligns with value creation to AES Stockholders.

Results of 2016 Advisory Vote to Approve Executive Compensation (“2016 Say on Pay Vote”)
At the 2016 Annual Meeting, AES received over 94% support for its NEO compensation based on the shares voted in favor of the 2016 Say on Pay vote. This outcome confirmed the Company’s view that the NEO compensation program aligns with our stockholders’ interests. In making future decisions on NEO compensation, the Compensation Committee will consider the outcome of future annual Say on Pay votes, including the vote to be taken in 2017.

Our Executive Compensation Process

The CD&A includes compensation details for our NEOs:

Name	Title
Mr. Andrés Gluski	President & Chief Executive Officer (“CEO”)
Mr. Thomas O’Flynn	EVP & Chief Financial Officer (“CFO”)
Mr. Brian Miller	EVP, General Counsel & Corporate Secretary (“General Counsel”)
Mr. Bernerd Da Santos	SVP & Chief Operating Officer (“COO”)
Ms. Elizabeth Hackenson	SVP, Technology and Services and CIO (“CIO”)

Our Executive Compensation Philosophy

Our philosophy is to provide compensation opportunities that approximate the 50th percentile of survey data specific to our revenue size and industry. We then design our incentive plans to pay for performance with more compensation paid when performance exceeds expectations and less compensation paid when performance does not meet expectations. Thus, the actual compensation realized by an NEO will be commensurate with our actual performance.

In applying this philosophy, survey data is used to assess the impact of any changes on the competitiveness of target total compensation opportunities relative to the 50th percentile. Our use of survey data is described further in the section titled “How We Use Survey Data in our Executive Compensation Process.”

The Compensation Committee considers additional factors in making its decisions on each NEO’s target total compensation opportunity. The specific factors include:

•	Individual performance against pre-set goals and objectives for the year, and Company performance;

•	An individual’s experience and expertise;

•	Position and scope of responsibilities;

•	An individual’s future prospects with the Company; and

The AES Corporation Proxy Statement 28

Executive Compensation

•	The new total compensation that would result from any change and how the new total compensation compares to survey data.

In making its decisions, the Compensation Committee does not apply formulaic weighting to any of the above factors.

Role of the Compensation Committee, Independent Compensation Consultant, and Management

	Compensation Committee	Independent Compensation Consultant	Management (CEO & CHRO)
Provide overall oversight of the Company’s compensation and benefit plans, including plans in which the NEOs participate	●
Annually review NEO compensation and, if appropriate, propose changes to target total compensation for Board of Director approval	●
Approve performance goals for annual and long-term incentive plans within the first three months of the performance period	●
Based on an assessment of performance against pre-set goals, approve payouts to NEOs under incentive plans and propose for Board of Director approval	●
Participate in all Committee meetings	●	●	●
Participate in executive sessions of the Compensation Committee	●	As requested
Prepare and summarize detailed information on the Company’s performance and, as applicable, performance of an individual executive			●
Prepare and provide (in advance whenever possible) additional materials regarding our executive compensation plans for review and discussion by the Committee in its meetings			●
Based on business strategy, propose any changes to incentive plan designs			●
With the Committee’s knowledge, provide background information to the independent consultant required for the consultant to carry out its duties			●
Update the Committee on market trends, regulatory matters and governance best practices related to executive compensation		●
Review and provide the Committee with feedback on market competitiveness of any changes to target total compensation proposed by management		●
Review and provide the Committee with feedback on incentive plan changes proposed by management		●

In 2016, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to serve as its Independent Compensation Consultant. The Compensation Committee has reviewed the independence of Meridian as required by the NYSE rules that relate to the engagement of its advisors. The Compensation Committee, after taking into consideration all relevant factors, determined Meridian to be independent, consistent with NYSE requirements.
How We Use Survey Data in our Executive Compensation Process

At the time it decides target total compensation opportunities, the Compensation Committee reviews survey data from Willis Towers Watson. The data enables the Compensation Committee to compare compensation for our NEOs to compensation provided by similarly-sized general industry and power industry companies for executives in comparable positions to our NEOs.

In 2016, the Compensation Committee reviewed data from two Willis Towers Watson compensation surveys:

•	The U.S. General Industry Database which consisted of 465 companies

◦	Included 97 companies with revenues from $10B to $20B (AES is in this size category)

•	The U.S. Energy Industry Database which consisted of 113 companies (primarily power generation and distribution)

◦	Included 31 companies with revenues over $6B (AES is in this size category)

◦	The majority of companies in the S&P 500 Utilities Index in February 2016 were included in this database

The AES Corporation Proxy Statement 29

Executive Compensation

The survey data lag the year for which the compensation decision applies and therefore are aged at an annualized rate of 3% per year. In determining companies comparable to AES in size, we use revenue because executive target total compensation more closely correlates with revenue than any other size indicator, in both general industry and the power industry. The statistical sample underlying the market compensation data reflects the revenue size indicators above ($10B to $20B for general industry; over $6B for the power industry data).

For some NEOs, a blend of general industry and power industry data is appropriate based on the operational knowledge required of their positions and the international scope of their roles. For other NEOs, general industry data is appropriate based on the NEO’s responsibility over a major staff function within the Company (e.g., Legal, IT) and the international scope of their roles.

NEO	General Industry Weighting	Power Industry Weighting
Mr. Gluski, CEO	50%	50%
Mr. O’Flynn, CFO	50%	50%
Mr. Miller, General Counsel	100%	-
Mr. Da Santos, COO	-	100%
Ms. Hackenson, CIO	100%	-

In the case of Messrs. Gluski and Da Santos, their target total compensation is slightly below the market 50th percentile but above the 25th percentile. In the case of Messrs O’Flynn, Miller, and Ms. Hackenson, their target total compensation is somewhat above the 50th percentile but below the 75th percentile. As previously described, NEOs will not realize the target level of compensation if AES does not meet performance goals and create stockholder value.

The Compensation Committee views the Willis Towers Watson survey data as an appropriate benchmark of compensation practices and levels of similarly-sized companies with international operations against whom we compete for talent.

CEO Compensation Relative to other NEOs

Our CEO’s compensation is higher than the compensation paid to our other NEOs largely due to the scope of his position and his overall responsibility for the Company’s strategy and direction, as well as his overall influence on AES’ near- and long-term performance, in general. When compared to our other NEOs, our CEO’s total compensation is more heavily weighted towards incentive compensation and his stock ownership guideline is higher. The higher compensation and higher percentage of compensation in the form of performance-based incentives for our CEO are consistent with the survey data described above.

Overview of AES Total Compensation

Elements of Compensation

The following table presents each element of compensation and explains (i) the objective of each element, (ii) what the element is designed to reward, and (iii) why we choose to pay each element.

Objective	What it Rewards	Why we Pay
Base Salary
Provide fixed cash compensation that reflects the individual’s experience, responsibility and expertise	Accomplishment of day-to-day job responsibilities, taking into account individual performance and retention considerations	Market competitiveness, attract and retain our NEOs
Performance Incentive Plan (our annual incentive plan)
Provide performance-based, short-term cash compensation relative to the achievement of pre-set objectives, and performance. Payout range of 0-200%	Achievement of specific pre-set performance thresholds related to safety, financial, operational and strategic objectives	Direct incentive to achieve the Company's safety, financial, operational and strategic objectives for the year

The AES Corporation Proxy Statement 30

Executive Compensation

Objective	What it Rewards	Why we Pay
Long-Term Compensation (LTC)
Provide awards that align the interests of our executives with those of our stockholders over the long term	Share price growth, dividend performance and attainment of long-term financial goals	Directly links NEOs’ interests with those of stockholders and AES’ long-term financial performance
Retirement and Health and Welfare Benefits
Provide retirement and health and welfare benefits that are generally comparable to those provided to our broad-based U.S. employee population	Promote healthiness and financial readiness for retirement	Market competitiveness

Mix of Cash and Equity Compensation

The Company does not target a specific allocation of cash versus equity compensation, nor does it target a specific allocation between short- and long-term compensation. The charts below indicate the mix of cash and equity compensation, as well as short-term and long-term compensation for both our CEO and all other NEOs.

In making compensation decisions the Compensation Committee does not explicitly consider prior years’ awards or current equity holdings. The Compensation Committee does, however, annually review “Tally Sheets” to ensure it has a detailed understanding of how its decisions on individual compensation elements affect other compensation elements and total compensation. For each NEO, the Tally Sheets provide the Compensation Committee with detailed information on:

•	Year-over-year changes in total compensation;

•	The value of outstanding long-term compensation awards under various share price and financial performance scenarios;

•	Payouts and realized gains from past long-term compensation awards; and

•	The value of benefits payable upon termination and change-in-control.
A discussion of how the Compensation Committee determined each element of compensation for 2016 is provided in the next section of this CD&A.

The AES Corporation Proxy Statement 31

Executive Compensation

2016 Compensation Determinations

Base Salary

As explained in the section titled “Our Executive Compensation Process,” the Compensation Committee reviews the target total compensation, including base salaries, of our NEOs annually. In addition, the Compensation Committee will review the base salary of an Executive Officer if there is a promotion or in the case of a newly-hired Executive Officer.

The following table shows the 2016 base salary and the percentage increase from 2015 for each NEO.

NEO	2016 Base Salary	Percentage Increase from 2015	Rationale for Increase
Mr. Gluski, CEO	$1,165,000	0%	No change from 2015
Mr. O’Flynn, CFO	$683,000	0%	No change from 2015
Mr. Miller, General Counsel	$585,000	0%	No change from 2015
Mr. Da Santos, COO	$456,000	20%	Move salary closer to 50th percentile
Ms. Hackenson, CIO	$433,000	0%	No change from 2015

At the recommendation of the CEO, the 2016 base salary for each of our NEOs, except Mr. Da Santos, was held constant at 2015 levels to signal executive leadership’s commitment to the Company’s overhead cost savings objectives. Mr. Da Santos was given an increase to continue to move his salary closer to the market 50th percentile.

Further details on 2016 base salaries paid to our NEOs can be found in the Summary Compensation Table of this Proxy Statement.

2016 Performance Incentive Plan Payouts

2016 Company Performance Score Targets: Our NEOs are eligible for annual incentive awards under the Performance Incentive Plan, a stockholder-approved plan that is intended to preserve the tax deductibility of annual incentive awards paid by the Company under Section 162(m) of the Code. Under the Performance Incentive Plan, for 2016, the NEOs were eligible to receive a maximum payout capped at 0.17% of EBITDA for the CEO and 0.07% of EBITDA for each of the other NEOs. EBITDA is defined as Gross Margin; plus Depreciation and Amortization; plus Intercompany Management Fees; minus SG&A.

As detailed more fully below, in the first quarter of 2016, the Compensation Committee also established measures in four performance categories: Safety, Financial, Operational Key Performance Indicators (“KPIs”) and Strategic Objectives. In setting these additional performance measures, the Compensation Committee considered information provided by Management about the Company’s financial budget for the year as well as strategic and operational objectives. The Compensation Committee approved performance measures and objectives across all four categories that it considered to be challenging.

In early 2017, the Compensation Committee determined that the Company achieved positive EBITDA of $3.4B for 2016 and that the NEOs were eligible for annual incentive awards under the pre-established Section 162(m) performance criteria. The Compensation Committee exercised negative discretion to approve and recommend to the Board of Directors the annual incentive for 2016. The Committee’s decision was based on AES’ 2016 corporate performance score which reflected actual results on the pre-established performance measures as shown below.

The AES Corporation Proxy Statement 32

Executive Compensation

The below table reflects the measures, weights, and targets approved by the Committee as well as the 2016 results.

Measure	Weight	Target Goal	Actual Results	Actual % of Target	2016 Score
Safety
Serious Safety Incidents	10%	No serious safety incidents in the workplace	One or more serious incidents occurred	n/a	0%
Lost Time Incident Case Rate (“LTI”) • AES People • Operational Contractors • Construction Contractors		Edison Electric Inst. Top Decile Edison Electric Inst. Top Decile Bureau of Labor Statistics Top Quartile	Unfavorable to target Unfavorable to target Favorable to target	n/a
Proactive Safety Measures		Achieve 2016 goals	Exceeded safety walk and meeting goals	n/a
Financial
Adjusted EPS	15%	$1.00	$0.98	98%	139%
Prop. Free Cash Flow ($M)	20%	$1,175	$1,417	121%
Parent Free Cash Flow ($M)	15%	$575	$579	101%
Operational KPIs
KPIs (Index Score)*	10%	100	111	111%	111%
Strategic Objectives
Construction Program	10%	Advance construction program on time / on budget	On time performance – 79% On budget performance – 82%	81%	104%
AES Energy Star Program	10%	Run rate cost savings and revenue enhancements of $50M	Run rate cost savings and revenue enhancements of $65M	130%
New Growth Projects	10%	750 MWs of new growth projects or acquisitions in 2016	754 MWs of new growth projects or acquisitions	101%

2016 AES Corporate Performance Score - 112%

* Key Performance Indicators and weights for Generation businesses are as follows: Commercial Availability 32.8%, Equivalent Forced Outage Factor 24%, Equivalent Availability Factor 21.8%, Heat Rate 17%, Days Sales Outstanding 4.4%. Key Performance Indicators and weights for Distribution businesses are as follows: System Average Interruption Duration Index 43.3%, System Average Interruption Frequency Index 30%, Customer Satisfaction Index 12.3%, Days Sales Outstanding 10.7%, Non-Technical Losses 3.7%.

Final 2016 Annual Incentive Payouts: The following table shows the final award for each of our NEOs under the 2016 Performance Incentive Plan. The Compensation Committee approved and the Board approved the annual incentive payout as a percent of the target award equal to 112% for Mr. Gluski, Mr. O’Flynn, Mr. Miller and Ms. Hackenson based on the AES Corporate Performance Score, and for Mr. Da Santos, the percent of target annual incentive was reduced (applying a factor of 0.95) based on his responsibility over the Company’s Safety program.

NEO	2016 Base Salary	2016 Target Annual Incentive (% of base salary)	Actual 2016 Annual Incentive Award
			Dollar Value	% of Target Annual Incentive
Mr. Gluski, CEO	$1,165,000	150%	$1,957,200	112%
Mr. O’Flynn, CFO	$683,000	100%	$764,960	112%
Mr. Miller, General Counsel	$585,000	100%	$655,200	112%
Mr. Da Santos, COO	$456,000	100%	$485,184	106%
Ms. Hackenson, CIO	$433,000	85%	$412,216	112%

The AES Corporation Proxy Statement 33

Executive Compensation

Long-Term Compensation

2016 Long-term Compensation Mix: For 2016, the overall long-term compensation award mix was based on the following:

•	Compensation philosophy which emphasizes alignment between executive compensation and stockholder value creation

•	Long-term strategic and financial objectives

•	Goal of retaining our NEOs

•	Review of relevant market practices.

For 2016, a new mix was introduced that removed stock options, and utilized the following three vehicles. This mix is 80% performance-based, and the value of all long-term compensation is dependent on our share price performance, including performance cash units which payout based upon relative TSR.

Performance Stock Units Based on Proportional Free Cash Flow (40%): Performance stock units represent the right to receive a single share of AES Common Stock subject to performance- and service-based vesting conditions. Performance stock units granted in 2016 are eligible to vest subject to our three-year cumulative Proportional Free Cash Flow. Proportional Free Cash Flow is a measure of long-term cash generation driven by increasing revenue, reducing costs, improving productivity and efficiently utilizing capital.

The Proportional Free Cash Flow target is set for the three-year performance period and is subject to pre-defined, objective adjustments during the three-year performance period based on changes to the Company’s portfolio, such as an asset divestiture or sale of a portion of equity in a subsidiary.

The final value of the performance stock unit award depends upon the level of Proportional Free Cash Flow achieved over the three-year measurement period as well as our share price performance over the period since the award is stock-settled. If a threshold level of Proportional Free Cash Flow is achieved, units vest and are settled in the calendar year that immediately follows the end of the performance period.

The following table illustrates the vesting percentage at each Proportional Free Cash Flow level for targets set for the 2016-2018 performance period:

Performance Level	Vesting Percentage
75% of Performance Target or Below	0%
Equal to 87.5% of Performance Target	50%
Equal to 100% of Performance Target	100%
Equal to or Greater Than 125% of Performance Target	200%

The AES Corporation Proxy Statement 34

Executive Compensation

Between the Proportional Free Cash Flow levels listed in the above table, straight-line interpolation is used to determine the vesting percentage for the award. The ability to earn performance stock units is also generally subject to the continued employment of the NEO. The Compensation Committee approved a Proportional Free Cash Flow target for the 2016 performance stock unit that was considered to be challenging and will require improvement over prior performance.

Performance Cash Units Based on AES Total Stockholder Return (40%): Performance cash units represent the right to receive a cash-based payment subject to performance- and service-based vesting conditions. Performance cash units granted in 2016 are eligible to vest subject to AES’ Total Stockholder Return from January 1, 2016 through December 31, 2018 relative to companies in three different indices. The indices and their weightings are as follows:

•	S&P 500 Utilities Index - 50%

•	S&P 500 Index - 25%

•	MSCI Emerging Markets Index - 25%

We use Total Stockholder Return as a performance measure to align our NEOs’ compensation with our stockholders’ interests since the ability to earn the award is linked directly to stock price and dividend performance over a period of time.

Total Stockholder Return is defined as the appreciation in stock price and dividends paid over the performance period as a percent of the beginning stock price. To determine share price appreciation, we use a 90-day average stock price for AES, the S&P 500 Utilities Index companies, the S&P 500 Index companies, and the MSCI Emerging Markets Index companies at the beginning and end of the three-year performance period. This avoids short-term volatility impacting the calculation.

The value of each performance cash unit is equal to $1.00, and the number of performance cash units that vest depend upon AES’ percentile rank against the companies in the indices. If AES’ Total Stockholder Return is above the threshold percentile rank established for the performance period, a percentage of the units vest and are settled in cash in the calendar year that immediately follows the end of the performance period. The following table illustrates the vesting percentage at each percentile rank for the 2016-2018 performance period:

AES 3-Year Total Stockholder Return Percentile Rank	Vesting Percentage
Below 30th percentile	0%
Equal to 30th percentile	50%
Equal to 50th percentile	100%
Equal to 70th percentile	150%
Equal to or Greater Than 90th percentile	200%

Between the percentile ranks listed in the above table, straight-line interpolation is used to determine the vesting percentage for the award. The ability to earn these performance cash units is also generally subject to the continued employment of the NEO.

Restricted Stock Units: Restricted stock units represent the right to receive a single share of AES Common Stock subject to service-based vesting conditions. The Company grants restricted stock units to assist in retaining our NEOs and also to increase their ownership of AES Common Stock, which further aligns our NEOs’ interests with those of stockholders. Restricted stock units vest based on continued service with the Company in three equal installments beginning on the first anniversary of the grant.

2016 Long-Term Compensation Grants: In February 2016, consistent with our practice in prior years, the Company granted long-term compensation to the NEOs. The target grant values below are based upon the grant date closing stock price of AES Common Stock for performance stock units and restricted stock units, and a per unit value of $1.00 for performance cash units.

The AES Corporation Proxy Statement 35

Executive Compensation

NEO	February 2016 Long-Term Compensation Target Value
	As % of Base Salary	Dollar Amount
Mr. Gluski, CEO	535%	$6,232,750
Mr. O’Flynn, CFO	325%	$2,219,750
Mr. Miller, General Counsel	225%	$1,316,250
Mr. Da Santos, COO	200%	$912,000
Ms. Hackenson, CIO	150%	$649,500

The values in the table above differ from the Stock Award column in the Summary Compensation Table because the performance cash units contain a market condition which results in a Fair Market Value, for financial accounting purposes, that differs from the $1 per unit value the company uses to determine the grant.

Prior Year Performance Stock Units Vesting in 2016: All of the NEOs received a grant of performance stock units in February 2014 for the performance period January 1, 2014 to December 31, 2016:

•	50% of the target number of shares was based on the Company’s Total Stockholder Return relative to S&P 500 Utility companies for the period from January 1, 2014 to December 31, 2016; and

•	50% of the target number of shares was based on the achievement of the Company’s cumulative EBITDA less Maintenance & Environmental CapEx (“EBITDA less CapEx”) target for the 2014-2016 period.
The portion of the performance stock unit award based on Total Stockholder Return was forfeited because the Company did not attain the performance threshold which was Total Stockholder Return equal to the 30th percentile of S&P 500 Utility companies.

The portion of the performance stock unit award based on EBITDA less CapEx paid out at 70% of the target number of shares based on our actual EBITDA less CapEx result of $6,619M, which was 92.5% of the target EBITDA less CapEx goal. The performance payout level is derived using straight-line interpolation: for every one percentage point performance is below the target goal, the payout is reduced by four percentage points.

Thus, the total payout for this award for the NEOs was 35% of the original target number of shares as detailed in the following table:

NEO	Target Number of Units	% of Target Vested Based on:		Final Shares Vested
		Relative AES Total Stockholder Return	Cumulative EBITDA less CapEx	Number of Shares	% of Original Target
Mr. Gluski, CEO	202,751	0%	70%	70,983	35%
Mr. O’Flynn, CFO	55,537	0%	70%	19,444	35%
Mr. Miller, General Counsel	40,766	0%	70%	14,272	35%
Mr. Da Santos, COO	13,968	0%	70%	4,890	35%
Ms. Hackenson, CIO	20,096	0%	70%	7,036	35%

EBITDA less CapEx is defined as Gross Margin; plus Depreciation and Amortization; plus Intercompany Management Fees; minus SG&A to equal EBITDA. EBITDA is then reduced by Maintenance and Environmental CapEx. The Environmental CapEx for this adjustment is reduced by those projects with tracker returns that, through a regulatory mechanism, provide for the recovery of, and return on, certain utility investments. As a final step in the calculation, the Total EBITDA less CapEx is adjusted by AES’ ownership percentage (which reflects AES’ direct or indirect ownership in a particular business).

Further details on the 2014-2016 performance stock unit payout to our NEOs can be found in the Option Exercises and Stock Vested Table of this Proxy Statement.

The AES Corporation Proxy Statement 36

Executive Compensation

Other Relevant Compensation Elements and Policies

Perquisites

We do not provide perquisites to any of our Executive Officers.

Retirement Benefits

We cover our NEOs under the Restoration Supplemental Retirement Plan (“RSRP”) to restore benefits that are limited under our broad-based retirement plans due to statutory limits imposed by the Code. The RSRP’s objectives are consistent with our philosophy to provide competitive levels of retirement benefits and to retain talented executives. The RSRP does not contain any enhanced or special benefit formulas for our NEOs. Contributions to the RSRP made in 2016 are included in the All Other Compensation column of the Summary Compensation Table of this Proxy Statement. Additional information regarding the RSRP is contained in the “Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table” of this Proxy Statement.

Stock Ownership Guidelines

Our Board of Directors, based upon our Management’s and the Compensation Committee’s recommendations, adopted stock ownership guidelines in January 2011. These guidelines promote our objective of increasing stockholder value by encouraging our NEOs to acquire and maintain a meaningful equity stake in the Company.

The guidelines were designed to maintain stock ownership at levels high enough to assure our stockholders of our NEOs’ commitment to value creation. Under these guidelines, our NEOs are expected, over time, to acquire and hold shares of AES Common Stock equal in value to a multiple of their annual salaries. The Compensation Committee sets the ownership multiples based on market practice for each NEO’s position. The current ownership multiple for each NEO is as follows:

NEO	Ownership Multiple of Base Salary
Mr. Gluski, CEO	5x
Mr. O’Flynn, CFO	3x
Mr. Miller, General Counsel	3x
Mr. Da Santos, COO	2x
Ms. Hackenson, CIO	2x

Shares owned directly and shares beneficially acquired under our retirement plans all count toward satisfying the guidelines. Unexercised stock options, unvested performance stock units and unvested restricted stock unit awards do not count towards satisfaction of the guidelines.

The Company requires that all net shares (net of option exercise price and/or withholding tax) acquired after the guideline effective date will be retained and cannot be liquidated until the guideline has been met.

Severance and Change-in-Control Arrangements

The Company maintains certain severance and change-in-control arrangements, including the Executive Severance Plan and change-in-control provisions in the long-term compensation award agreements.

Executive Severance Plan: The Compensation Committee has included all Executive Officers on a single Executive Severance Plan, the design of which is consistent with current market practices. Newly hired or promoted executives are included in this plan beginning on the first date of their executive appointment. The Executive Severance Plan does not contain any excise tax gross-ups and, thus, none of our NEOs are eligible for an excise tax gross-up.

The Company provides severance benefits for qualifying termination both related and unrelated to a change-in-control to enable the attraction and retention of key executive talent. Also, in the case of severance benefits upon a qualifying termination related to a change-in-control, the Company believes these benefits will help to align the NEOs’ interests with those of stockholders by mitigating any uncertainties the NEOs may have about their ongoing employment if the change-in-control is pursued. The Company provides severance

The AES Corporation Proxy Statement 37

Executive Compensation

benefits after a change-in-control only if there is a qualifying termination of employment following the change-in-control (i.e., “double-trigger benefits”).

Further details on the Executive Severance Plan and qualifying termination events can be found in the section titled “Additional Information Relating to Potential Payments upon Termination of Employment or Change-in-Control” of this Proxy Statement.

Vesting of Long-term Compensation Awards upon Change-in-Control: Upon a change-in-control, the unvested portion of all outstanding awards will vest only upon a double-trigger (at target performance levels for performance awards). The double-trigger only allows for vesting if a qualifying termination occurs in connection with the change-in-control. All unvested, outstanding awards include a double- trigger.

Clawback Policy

The Company has adopted a “clawback policy” which provides the Compensation Committee with the discretion to seek the reimbursement of any annual incentive payment or long-term compensation award, as defined under the policy, to key executives of the Company, including our NEOs, where:

•	The initial payment was calculated based upon achieving certain financial results that were subsequently the subject of a material restatement of the Company’s financial statements;

•	The Compensation Committee, in its discretion, determines that the executive engaged in fraud or willful misconduct that caused, or substantially caused, the need for the restatement; and

•	A lower payment would have been made to the executive based upon the restated financial results.
In each such instance, the Compensation Committee has the discretion to determine whether it will seek recovery from the individual executive and has discretion to determine the amount. The policy applies to annual incentive payments made in or after 2013 under the Performance Incentive Plan and performance cash unit and performance stock unit awards granted in or after 2012.

Prohibition Against Hedging and Pledging

The Board has adopted a policy that prohibits Directors and Officers required to file reports with the SEC under Section 16 of the Securities Exchange Act of 1934, as amended, which includes our NEOs, from hedging their economic interest in AES Common Stock or using AES Common Stock as collateral in a financial transaction.

IRS Section 162(m)

The Compensation Committee also considers and evaluates the impact of applicable tax laws with respect to compensation paid under our plans, arrangements and agreements. For instance, with certain exceptions, Section 162(m) of the Code limits our deduction for compensation in excess of $1M paid to certain covered employees (generally our CEO and three other highest paid Executive Officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

While the Compensation Committee generally intends to structure and administer our stockholder-approved compensation plans so as not to be subject to the deduction limit of Section 162(m) of the Code, the Compensation Committee may, where it believes it is in the best interests of our stockholders and to remain competitive in the marketplace for talent, approve awards or payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs. Additionally, if any provision of a plan or award that is intended to be performance-based under Section 162(m) of the Code is later found to not satisfy the conditions of Section 162(m), our ability to deduct such compensation may be limited.

Our Performance Incentive Plan and Long-Term Compensation Plan currently enable us to grant awards thereunder which comply with the tax deductibility requirements of Section 162(m).

The AES Corporation Proxy Statement 38

Executive Compensation

Non-GAAP Measures

In this CD&A, we reference certain Non-GAAP measures, including Adjusted EPS and Proportional Free Cash Flow, which are publicly disclosed in our periodic filings with the SEC or in other materials posted on our website. These measures are reconciled to the nearest GAAP measure in the information below.

Reconciliation of Adjusted EPS

Year Ended Dec. 31, 2016
Diluted EPS from continuing operations	$—
Unrealized derivative (gains)/ losses	$(0.02)
Unrealized foreign currency transaction (gains)/ losses	$0.04
Disposition/ acquisition (gains)/losses	$0.01
Impairment losses	$1.41
Loss on extinguishment of debt	$0.05
Less: Net income tax (benefit)/expense	$(0.51)
Adjusted EPS	$0.98

Reconciliation of Proportional Free Cash Flow (in millions)

Year Ended Dec. 31, 2016
Net Cash Provided by Operating Activities	$2,884
Add: Capital expenditures related to service concession assets	$29
Adjusted Operating Cash Flow	$2,913

Less: Proportional adjustment factor on operating cash activities	$(1,032)
Proportional Adjusted Operating Cash Flow	$1,881

Less: Proportional Maintenance Capital Expenditures, net of reinsurance proceeds and Proportional Non-recoverable Environmental Capital Expenditures	$(464)
Proportional Free Cash Flow	$1,417

In this CD&A, we also reference Parent Free Cash Flow which is Subsidiary Distributions less cash used for interest costs, development, general and administrative activities, and tax payments by the Parent Company. Subsidiary Distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary Distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the Subsidiary Distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the
Parent Company and related holding companies.

The AES Corporation Proxy Statement 39

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the CD&A with AES’ Management and, based on this review and discussion, recommended to the Board that it be included in AES’ Proxy Statement and incorporated into AES’ Annual Report on Form 10-K for the year ended December 31, 2016.

The Compensation Committee of the Board of Directors,

James H. Miller, Chair
Kristina M. Johnson
Holly K. Koeppel
Moisés Naím

Risk Assessment

We believe that the general design of our compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with our executives’ roles. The following features of the program illustrate this point:

•
Our program reflects a balanced mix of compensation awards to avoid excessive weight on any one performance measure and is designed to promote stability and growth (1) in the short-term through the payment of an annual incentive award based entirely on quantifiable goals and (2) in the long-term, through the payment of awards, the value of which is tied directly to AES share price performance;

•	Our annual incentive plan, performance stock units, and performance cash units provide a defined range of payout opportunities ranging from 0-200% of target;

•
Total compensation levels are heavily weighted on long-term incentive awards tied to share price performance with three-year service-based vesting schedules and, in the case of performance stock units, cumulative long-term performance goals;

•	We have stock ownership guidelines so that our NEOs’ and other senior executives’ personal wealth is tied to the long-term success of the Company; and

•	The Compensation Committee retains discretion to adjust or modify compensation based on the Company’s and executives’ performance.
In 2016, with the assistance of its independent advisor, the Compensation Committee analyzed all of the Company’s compensation programs from a risk perspective. In that review, Meridian identified several risk mitigators including:

•	Good balance of fixed and variable pay opportunities;

•	Capped incentive plans;

•	Multiple incentive measures;

•	Performance measured at the large business unit or corporate level;

•	Mix of measurement time periods;

•	Long-term stock ownership requirements and holding requirements;

•	Allowable Compensation Committee discretion, especially in the annual incentive plan and performance stock unit and performance cash unit agreements;

•	Oversight provided by non-participants in the plans, including plan results and Compensation Committee approval of goals;

•	Moderate severance program; and

•	Clawback policy.
Because of the presence of the risk mitigators identified above and the design of our compensation program, we believe that the risks arising from our employee compensation program are not reasonably likely to have a material adverse effect upon AES.

The AES Corporation Proxy Statement 40

Executive Compensation

Summary Compensation Table (2016, 2015 and 2014)*

Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Andrés Gluski
President & Chief Executive Officer
2016	$1,165,000	$5,734,136	-	$1,957,200	$127,750	$8,984,086
2015	$1,165,000	$3,731,410	$1,549,654	$1,450,425	$195,750	$8,092,239
2014	$1,130,000	$4,209,510	$1,476,435	$1,390,000	$197,300	$8,403,245

Thomas O’Flynn
EVP & Chief Financial Officer
2016	$683,000	$2,042,173	-	$764,960	$60,800	$3,550,933
2015	$683,000	$2,446,092	$517,500	$566,890	$92,550	$4,306,032
2014	$650,000	$1,153,062	$404,416	$533,000	$82,458	$2,822,936

Brian Miller
EVP, General Counsel & Corporate Secretary
2016	$585,000	$1,210,953	-	$655,200	$52,550	$2,503,703
2015	$585,000	$743,287	$308,689	$485,550	$80,890	$2,203,416
2014	$568,000	$846,378	$296,854	$466,000	$89,454	$2,266,686

Bernerd Da Santos
SVP & Chief Operating Officer
2016	$456,000	$839,040	-	$485,184	$30,100	$1,810,324
2015	$380,000	$730,221	$137,138	$252,320	$46,620	$1,546,299
2014	$339,248	$290,001	$101,716	$323,746	$46,689	$1,101,400

Elizabeth Hackenson
SVP, Technology & Services and CIO
2016	$433,000	$597,537	-	$412,216	$4,330	$1,447,083
2015	$433,000	$366,358	$152,145	$305,481	$12,623	$1,269,607
2014	$420,000	$417,227	$146,338	$293,000	$25,246	$1,301,811

*	Table excludes the Bonus and Change in Pension Value and Non-Qualified Deferred Compensation Earnings columns, which are not applicable.

NOTES:

(1)	The base salary earned by each NEO during fiscal years 2016, 2015 and 2014, as applicable.

(2)
Aggregate grant date fair value of performance stock units, performance cash units, and restricted stock units granted in the year which are computed in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”) disregarding any estimates of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuation may be found in our financial statements, footnotes to the financial statements (footnote 17), or Management’s Discussion & Analysis, as appropriate, contained in AES’ Form 10-K which also includes information for 2014 and 2015. Assuming the maximum market and financial performance conditions are achieved, and in the case of performance stock units the share price at grant, the maximum value of performance stock units and performance cash units granted in fiscal year 2016, and payable upon completion of the 2016-2018 performance period, is shown below.

The AES Corporation Proxy Statement 41

Executive Compensation

Maximum Value of Performance Stock Units and Performance Cash Granted in FY16 (payable after completion of 2016-2018 performance period)
Name	Performance Stock ($)	Performance Cash ($)	Total ($)
Andres Gluski	$4,986,208	$4,986,200	$9,972,408
Thomas O'Flynn	$1,775,799	$1,775,800	$3,551,599
Brian Miller	$1,052,998	$1,053,000	$2,105,998
Bernerd Da Santos	$729,595	$729,600	$1,459,195
Elizabeth Hackenson	$519,601	$519,600	$1,039,201

(3)
Aggregate grant date fair value of stock options granted in the year which are computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value disregards any estimates of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuation may be found in our financial statements, footnotes to the financial statements (footnote 17), or Management’s Discussion & Analysis, as appropriate, contained in AES’ Form 10-K which also includes information for 2014 and 2015. No stock options were granted in 2016.

(4)	The value of all non-equity incentive plan awards earned during the 2016 fiscal year and paid in 2017, which includes awards earned under our Performance Incentive Plan (our annual incentive plan).

(5)	All Other Compensation includes Company contributions to both qualified and non-qualified defined contribution retirement plans.

Name	AES Contributions to Qualified Defined Contribution Plans	AES Contributions to Non Qualified Defined Contribution Plans	Total Other Compensation
Andrés Gluski	$13,250	$114,500	$127,750
Thomas O’Flynn	$13,250	$47,550	$60,800
Brian Miller	$13,250	$39,300	$52,550
Bernerd Da Santos	$13,250	$16,850	$30,100
Elizabeth Hackenson	$4,330	$0	$4,330

The AES Corporation Proxy Statement 42

Executive Compensation

Grants of Plan-Based Awards (2016) *

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andres Gluski
		$0	$1,747,500	$3,495,000
	19-Feb-16				0	264,942	529,884		$2,493,104
	19-Feb-16				1,246,550	2,493,100	4,986,200		$1,994,480
	19-Feb-16							132,471	$1,246,552

Thomas O'Flynn
		$0	$683,000	$1,366,000
	19-Feb-16				0	94,357	188,714		$887,899
	19-Feb-16				443,950	887,900	1,775,800		$710,320
	19-Feb-16							47,179	$443,954

Brian Miller
		$0	$585,000	$1,170,000
	19-Feb-16				0	55,951	111,902		$526,499
	19-Feb-16				263,250	526,500	1,053,000		$421,200
	19-Feb-16							27,976	$263,254

Bernerd Da Santos
		$0	$456,000	$912,000
	19-Feb-16				0	38,767	77,534		$364,797
	19-Feb-16				182,400	364,800	729,600		$291,840
	19-Feb-16							19,384	$182,403

Elizabeth Hackenson
		$0	$368,050	$736,100
	19-Feb-16				0	27,609	55,218		$259,801
	19-Feb-16				129,900	259,800	519,600		$207,840
	19-Feb-16							13,804	$129,896

*	Table excludes the All Other Option Awards and Exercise or Base Price of Option Awards, as no Stock Options were granted in 2016.

NOTES:

(1)
Each NEO received an award under the Performance Incentive Plan (our annual incentive plan) in 2016. The first row of data for each NEO shows the threshold, target and maximum award under the Performance Incentive Plan. For the Performance Incentive Plan, the threshold award is 0% of the target award, and the maximum award is 200% of the target award. The extent to which awards

The AES Corporation Proxy Statement 43

Executive Compensation

are payable depends upon AES’ performance against goals established in the first quarter of the fiscal year. This award is payable in the first quarter of 2017.

(2)
Each NEO received Performance Stock Units on February 19, 2016 awarded under the 2003 Long-Term Compensation Plan. These units vest based on the financial performance condition of Proportional Free Cash Flow for the three year period ending December 31, 2018 (as more fully disclosed in the “Long-Term Compensation” section of this proxy statement). The second row of data for each NEO shows the total number of AES shares at threshold, target, and maximum. At threshold, the vesting percentage is 0%. At maximum performance, the vesting percentage is 200%. Straight line interpolation is applied for performance between the threshold and target and between the target and maximum.

Each NEO also received Performance Cash Units on February 19, 2016 awarded under the 2003 Long-Term Compensation Plan. These units vest based on AES’ Total Stockholder Return as compared to the Total Stockholder Return of the S&P 500 Utility companies, the S&P 500 Index, and the MSCI Emerging Markets Index for the three-year period ending December 31, 2018 (as more fully described in the CD&A of this Proxy Statement). The third row of data for each NEO shows the number of units at threshold, target, and maximum, where $1.00 is the per unit value. At threshold against each of the three indices, the vesting percentage is 50%. At maximum performance, the vesting percentage is 200%. Straight line interpolation is applied for performance between the threshold and target and between the target and maximum.

(3)
Each NEO received restricted stock units on February 19, 2016 awarded under the 2003 Long-Term Compensation Plan. These units vest on a service-based condition in which one-third of the restricted stock units vest on each of the first three anniversaries of the grant.

(4)
Aggregate grant date fair value of performance stock units, performance cash units, and restricted stock units granted in the year which are computed in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”) disregarding any estimates of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuation may be found in our financial statements, footnotes to the financial statements (footnote 17), or Management’s Discussion & Analysis, as appropriate, contained in AES’ Form 10-K which also includes information for 2014 and 2015. Assuming the maximum market and financial performance conditions are achieved, and in the case of performance stock units the share price at grant, the maximum value of performance stock units and performance cash units granted in fiscal year 2016, and payable upon completion of the 2016-2018 performance period, is shown in the Summary Compensation Table notes.

Narrative Disclosure Relating to the Summary Compensation Table and the Grants of Plan-Based Awards Table

Incentive Compensation Plans Applicable for All NEOs

Performance Incentive Plan

In early 2017, we expect to make cash payments to Messrs. Gluski, O’Flynn, Miller, and Da Santos and Ms. Hackenson under the Performance Incentive Plan for performance during 2016. The amount paid to each NEO is included in the amounts reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for each NEO. A description of the Performance Incentive Plan and awards made thereunder is set forth in the CD&A of this Proxy Statement.

2003 Long Term Compensation Plan

The Summary Compensation Table and Grants of Plan-Based Awards Table include amounts relating to performance cash units, performance stock units, restricted stock units, and stock options granted under the Long-Term Compensation Plan.

Restricted Stock Units, Performance Stock Units, and Performance Cash Units
The amount reported in the “Stock Awards” column of the Summary Compensation Table for each NEO is based upon the aggregate grant date fair value of restricted stock units, performance stock units, and performance cash units granted in the applicable year, which are computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures related to service-based vesting conditions. For a description of the terms of restricted stock unit, performance stock unit awards, and performance cash unit awards, see the CD&A of this Proxy Statement.

Effect of Termination of Employment or Change-in-Control

The vesting of performance stock units, restricted stock units, stock options, and performance cash units and the ability of the NEOs to exercise or receive payments under those awards are affected by the termination of their employment, including certain qualifying terminations in connection with a change-in-control. These events and the related payments and benefits are described in “Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control” of this Proxy Statement.

The AES Corporation Proxy Statement 44

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End (2016)*

The following table contains information concerning exercisable and unexercisable stock options and unvested stock awards granted to the NEOs which were outstanding on December 31, 2016.

	Option Awards					Stock Awards **
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (day/mo/year)	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrés Gluski
	42,404			$22.2800	23-Feb-17
	57,190			$18.8700	22-Feb-18
	191,030			$6.7100	20-Feb-19
	88,158			$12.1800	19-Feb-20
	107,807			$12.8800	18-Feb-21
	99,734			$9.7600	30-Sep-21
	245,665			$13.7000	17-Feb-22
	524,511			$11.1700	15-Feb-23
	297,368	(1)	148,685	$14.6300	21-Feb-24
	249,541	(2)	499,084	$11.8900	20-Feb-25	226,665	(4)	$2,633,847	516,792	(5)	$6,005,123
	(3)								4,986,200	(6)	$4,986,200

Thomas O’Flynn
	162,338			$11.2900	4-Sep-22
	158,795			$11.1700	15-Feb-23
	81,453	(1)	40,727	$14.6300	21-Feb-24
	83,333	(2)	166,667	$11.8900	20-Feb-25	167,170	(4)	$1,942,515	178,461	(5)	$2,073,717
	(3)								1,775,800	(6)	$1,775,800

Brian Miller
	22,861			$22.2800	23-Feb-17
	25,871			$18.8700	22-Feb-18
	83,056			$6.7100	20-Feb-19
	49,123			$12.1800	19-Feb-20
	59,113			$12.8800	18-Feb-21
	64,277			$13.7000	17-Feb-22
	113,062			$11.1700	15-Feb-23
	59,789	(1)	29,895	$14.6300	21-Feb-24
	49,708	(2)	99,417	$11.8900	20-Feb-25	46,790	(4)	$543,700	106,119	(5)	$1,233,103
	(3)								1,053,000	(6)	$1,053,000

Bernerd Da Santos
	7,375			$22.2800	23-Feb-17
	8,170			$18.8700	22-Feb-18
	21,211			$11.1700	15-Feb-23
	20,486	(1)	10,244	$14.6300	21-Feb-24
	22,083	(2)	44,167	$11.8900	20-Feb-25	57,244	(4)	$665,175	61,055	(5)	$709,459
	(3)								729,600	(6)	$729,600

Elizabeth Hackenson
	43,605			$6.7100	20-Feb-19
	23,257			$12.1800	19-Feb-20
	28,108			$12.8800	18-Feb-21
	32,013			$13.7000	17-Feb-22
	61,759			$11.1700	15-Feb-23
	29,474	(1)	14,737	$14.6300	21-Feb-24
	24,500	(2)	49,000	$11.8900	20-Feb-25	23,078	(4)	$268,166	52,336	(5)	$608,144
	(3)								519,600	(6)	$519,600

The AES Corporation Proxy Statement 45

Executive Compensation

*
Table excludes the following column which is not applicable based on award types currently outstanding: Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options. Valued using closing price on the last business day of the fiscal year (December 30, 2016) of $11.62.

NOTES:

(1)	Option grant made on February 21, 2014 vests in one final installment on February 21, 2017.

(2)	Option grant made on February 20, 2015 vests two installments on the following dates: February 20, 2017 and February 20, 2018.

(3)	No Stock Options were granted in 2016.

(4)	Included in this item are:

a.	A restricted stock unit grant made to all NEOs on February 21,2014 that vests in one final installment on February 21, 2017.

b.	A restricted stock unit grant made to all NEOs on February 20, 2015 that vests in two installments on February 20, 2017 and February 20, 2018.

c.	A restricted stock unit grant made to all NEOs on February 19, 2016 that vests in three installments on February 19, 2017, February 19, 2018 and February 19, 2019.
d. A restricted stock unit grant made to Messrs O’Flynn and Da Santos on April 23, 2015 that vests in two installments on April 23, 2017 and April 23, 2018.

(5)	Included in this item are:

a.
Performance stock units granted to all NEOs on February 20, 2015 which vest based on market and financial performance conditions (AES three-year cumulative Total Stockholder Return relative to S&P 500 Utility companies and EBITDA less CapEx, each weighted 50%) and three-year service conditions (but only when and to the extent the market and financial performance conditions are met).

b.
Performance stock units granted to all NEOs on February 19, 2016 which vest based on the financial performance condition of AES’ three-year cumulative Proportional Free Cash Flow, and three-year service conditions (but only when and to the extent financial performance conditions are met).

Based on AES’ performance through the end of fiscal year 2016 relative to the performance criteria, our current period to-date results for ongoing performance periods are between threshold and target and thus the target number of performance stock units granted in 2015 and 2016 is included above.
(6) Included in this item are:
Performance cash units granted to all NEOs on February 19, 2016 which vest based on market performance conditions (AES three-year cumulative Total Stockholder Return relative to S&P 500 Utility companies, S&P 500 companies, and MSCI Emerging Markets index companies) and three-year service conditions (but only when and to the extent the market performance conditions are met).
Based on AES’ performance through the end of fiscal year 2016 relative to the performance criteria, our current period to-date results for ongoing performance period are between target and maximum and thus the maximum number of performance cash units granted in 2016 is included above.

Option Exercises and Stock Vested (2016)
The following table contains information concerning the exercise of stock options and the vesting of performance stock unit and restricted stock unit awards by the NEOs during 2016.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andrés Gluski	—	$ —	163,612	$1,688,963
Thomas O’Flynn	—	$ —	47,756	$490,079
Brian Miller	—	$ —	33,298	$343,257
Bernerd Da Santos	—	$ —	11,018	$114,186
Elizabeth Hackenson	—	$ —	16,782	$172,577

The AES Corporation Proxy Statement 46

Executive Compensation

NOTES:

(1)	Vesting of stock awards in 2016 consisted of separate grants shown in the following table.

	Number of Shares Acquired on Vesting (#)
Name	2/21/2014 PSUs (a)	2/15/2013 RSUs (b)	2/21/2014 RSUs (c)	2/20/2015 RSUs (d)	Total
Andres Gluski	70,983	32,036	27,033	33,580	163,632
Thomas O'Flynn	19,444	9,699	7,405	11,214	47,762
Brian Miller	14,272	6,906	5,435	6,689	33,302
Bernerd Da Santos	4,890	1,296	1,862	2,971	11,019
Elizabeth Hackenson	7,036	3,772	2,679	3,297	16,784

	Value Based on Vesting ($)
Name	2/21/2014 PSUs (a)	2/15/2013 RSUs (b)	2/21/2014 RSUs (c)	2/20/2015 RSUs (d)	Total
Andres Gluski	$824,824	$293,770	$254,381	$315,988	$1,688,963
Thomas O'Flynn	$225,934	$88,940	$69,681	$105,524	$490,079
Brian Miller	$165,843	$63,328	$51,143	$62,943	$343,257
Bernerd Da Santos	$56,824	$11,884	$17,521	$27,957	$114,186
Elizabeth Hackenson	$81,754	$34,589	$25,209	$31,025	$172,577

(a)
The February 21, 2014 performance stock unit grant vested based on two conditions. The first was based on our Total Stockholder Return (50%) relative to companies in the S&P 500 Utilities Index and the second was based on our EBITDA less CapEx internal financial metric (50%) for the three-year period ended December 31, 2016 which resulted in performance of 35% of target. Final certification of results and distribution of shares occurred in the first quarter of 2017. For purposes of this proxy statement, the performance stock units vested at that performance level as of December 31, 2016 at the closing stock price of $11.62.

(b)	The February 15, 2013 restricted stock unit grant vests in three equal installments on the anniversary of the grant date. The third vesting occurred on February 15, 2016 at a vesting price of $9.17.

(c)	The February 21, 2014 restricted stock unit grant vests in three equal installments on the anniversary of the grant date. The second vesting occurred on February 21, 2016 at a vesting price of $9.41.

(d)	The February 20, 2015 restricted stock unit grant vests in three equal installments on the anniversary of the grant date. The first vesting occurred on February 20, 2016 at a vesting price of $9.41.

Non-Qualified Deferred Compensation (2016)
The following table contains information for the NEOs for each of our plans that provides for the deferral of compensation that is not tax-qualified.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)(4)	Aggregate Balance at Last FY ($)(5)
Andrés Gluski	$174,750	$114,500	$341,350	$194,985	$3,032,937
Thomas O’Flynn	$82,984	$47,550	$53,517	$0	$434,296
Brian Miller	$65,012	$39,300	$159,331	$157,970	$1,192,401
Bernerd Da Santos	$34,352	$16,850	$54,816	$0	$483,912
Elizabeth Hackenson	$4,330	$0	$11,963	$0	$71,591

The AES Corporation Proxy Statement 47

NOTES:

(1)	Amounts in this column represent elective contributions to the Restoration Supplemental Retirement Plan (“RSRP”) in 2016.

(2)
Amounts in this column represent the Company’s contributions to the RSRP. The amount reported in this column and the Company’s additional contributions to the 401(k) Plan are included in the amounts reported in the 2016 row of the “All Other Compensation” column of the Summary Compensation Table.

The table below provides Company contributions under the RSRP that were included in the “All Other Compensation” column of the Summary Compensation Table.

Name	Included in 2014 All Other Compensation	Included in 2015 All Other Compensation	Included in 2016 All Other Compensation
Andrés Gluski	$169,000	$174,700	$114,500
Thomas O’Flynn	$54,158	$71,500	$47,550
Brian Miller	$61,154	$59,840	$39,300
Bernerd Da Santos	$18,389	$25,570	$16,850
Elizabeth Hackenson	$9,946	$4,823	$0

(3)	Amounts in this column represent investment earnings under the RSRP.

(4)	Amounts in this column represent distributions from the RSRP.

(5)	Amounts in this column represent the balance of amounts in the RSRP at the end of 2016.

Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table

The AES Corporation Restoration Supplemental Retirement Plan (RSRP)

The Code places statutory limits on the amount that participants, such as our NEOs, can contribute to The AES Corporation Retirement Savings Plan (the “401(k) Plan”). As a result of these regulations, matching contributions to the 401(k) Plan accounts of our NEOs in fiscal year 2016 were limited. To address the fact that participant and Company contributions are restricted by the statutory limits imposed by the Code, our NEOs and other highly compensated employees can participate in the RSRP, which is designed primarily to restore benefits limited under our broad-based retirement plans due to statutory limits imposed by the Code.

Under the 401(k) Plan, eligible employees, including our NEOs, can elect to defer a portion of their compensation into the 401(k) Plan, subject to certain statutory limitations imposed by the Code such as the limitations imposed by Sections 402(g) and 401(a)(17) of the Code. The Company matches, dollar-for-dollar, the first five percent of compensation that an individual contributes to the 401(k) Plan. In addition, individuals who participate in the RSRP may defer up to 80% of their compensation (excluding bonuses) and up to 100% of their annual bonus under the RSRP. The Company provides a matching contribution to the RSRP for individuals who actively defer and who are also subject to the statutory limits as described above.

On an annual basis, we may choose to make a discretionary retirement savings contribution (a “profit sharing contribution”) to all eligible participants in the 401(k) Plan. The profit sharing contribution, made in the form of AES Common Stock, is provided to individuals at a percentage of their compensation, subject to certain statutory limitations imposed by the Code such as the limitations imposed by Sections 401(a)(17) and 415 of the Code.

Eligible individuals participating in the RSRP also receive a supplemental profit sharing contribution. The amount of the supplemental profit sharing contribution is equal to the difference between the profit sharing contribution provided by the Company under the 401(k) Plan and the profit sharing contribution that would have been made by the Company under the 401(k) Plan if no Code limits applied.

Participants in the RSRP may designate up to four separate deferral accounts, each of which may have a different distribution date and a different distribution option. A participant may elect to have distributions made in a lump sum payment or annually over a period of two to fifteen years. All distributions are made in cash.

Individuals have the ability to select from a list of hypothetical investments, which currently includes an AES stock hypothetical investment option. The investment options are functionally equivalent to the investments made available to all participants in the 401(k) Plan. Individuals may change their hypothetical investments within the time periods that are permitted by the Compensation Committee, provided that they are entitled to change such designations at least quarterly.

The AES Corporation Proxy Statement 48

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Earnings or losses are credited to the deferral accounts by the amount that would have been earned or lost if the amounts were actually invested.

Individual RSRP account balances are always 100% vested.

[Remainder of Page Intentionally Left Blank]

The AES Corporation Proxy Statement 49

Executive Compensation

Potential Payments Upon Termination or Change-in-Control

The following table contains estimated payments and benefits to each of the NEOs in connection with a termination of employment or a change-in-control. The amounts assume that a termination or change-in-control event occurred on December 31, 2016, and, where applicable, uses the closing price of AES Common Stock of $11.62 (as reported on the NYSE on December 30, 2016).

	Termination
Name	Voluntary or For Cause	Without Cause	In Connection with Change in Control	Death	Disability	Change in Control Only (No Termination)
Andrés Gluski
Cash Severance[1]	$0	$5,825,000	$8,737,500	$0	$0	$0
Accelerated Vesting of LTC[2]	$0	$0	$11,132,070	$11,132,070	$11,132,070	$0
Benefits Continuation[3]	$0	$32,404	$48,606	$0	$0	$0
Outplacement Assistance[4]	$0	$25,000	$25,000		$0	$0
Total	$0	$5,882,404	$19,943,176	$11,132,070	$11,132,070	$0

Thomas O’Flynn
Cash Severance[1]	$0	$1,366,000	$2,732,000	$0	$0	$0
Accelerated Vesting of LTC[2]	$0	$0	$4,904,132	$4,904,132	$4,904,132	$0
Benefits Continuation[3]	$0	$16,202	$24,303	$0	$0	$0
Outplacement Assistance[4]	$0	$25,000	$25,000	$0	$0	$0
Total	$0	$1,407,202	$7,685,435	$4,904,132	$4,904,132	$0

Brian Miller
Cash Severance[1]	$0	$1,170,000	$2,340,000	$0	$0	$0
Accelerated Vesting of LTC[2]	$0	$0	$2,303,303	$2,303,303	$2,303,303	$0
Benefits Continuation[3]	$0	$16,202	$24,303	$0	$0	$0
Outplacement Assistance[4]	$0	$25,000	$25,000	$0	$0	$0
Total	$0	$1,211,202	$4,692,606	$2,303,303	$2,303,303	$0

Bernerd Da Santos
Cash Severance[1]	$0	$912,000	$1,824,000	$0	$0	$0
Accelerated Vesting of LTC[2]	$0	$0	$1,739,434	$1,739,434	$1,739,434	$0
Benefits Continuation[3]	$0	$14,907	$22,361	$0	$0	$0
Outplacement Assistance[4]	$0	$25,000	$25,000	$0	$0	$0
Total	$0	$951,907	$3,610,795	$1,739,434	$1,739,434	$0

Elizabeth Hackenson
Cash Severance[1]	$0	$801,050	$1,602,100	$0	$0	$0
Accelerated Vesting of LTC[2]	$0	$0	$1,136,111	$1,136,111	$1,136,111	$0
Benefits Continuation[3]	$0	$0	$0	$0	$0	$0
Outplacement Assistance[4]	$0	$25,000	$25,000	$0	$0	$0
Total	$0	$826,050	$2,763,211	$1,136,111	$1,136,111	$0

NOTES:

(1)
Upon termination without cause, or a qualifying termination following a change-in-control, and in the case of Mr. Gluski, termination due to death or disability, a pro-rata bonus to the extent earned would be payable. Pro-rata bonus amounts are not included in the

The AES Corporation Proxy Statement 50

Executive Compensation

above table because as of December 31, 2016, the service and performance conditions under AES’ 2016 annual incentive plan would have been satisfied.

(2)	Accelerated Vesting of Long-Term Compensation (“LTC”) includes:

•	The in-the-money value of unvested stock options granted in February 2014 and 2015;

•	The value of outstanding performance stock units granted in February 2015 and 2016 at the target payout level;

•	The value of outstanding restricted stock units granted in February 2014, 2015 and 2016; and

•	For Messrs O’Flynn and Da Santos, the value of outstanding restricted stock units granted in April 2015.

The following table provides further detail on Accelerated Vesting of LTC by award type.

	Stock Options	Performance Stock Units	Restricted Stock Units	Performance Cash Units	Total Accelerated LTI Vesting
Gluski	$0	$6,005,123	$2,633,847	$2,493,100	$11,132,070
O’Flynn	$0	$2,073,717	$1,942,515	$887,900	$4,904,132
Miller	$0	$1,233,103	$543,700	$526,500	$2,303,303
Da Santos	$0	$709,459	$665,175	$364,800	$1,739,434
Hackenson	$0	$608,144	$268,166	$259,800	$1,136,111

(3)
Upon termination without cause and a qualifying termination following a change-in-control, the NEO may receive continued medical, dental and vision benefits. The value of this benefits continuation is based on the share of premiums paid by the Company on each NEO’s behalf in 2016, based on the coverage in place at the end of December 2016. For the period that benefits are continued, each NEO is responsible for paying the portion of premiums previously paid as an employee.

(4)	Upon termination without cause and a qualifying termination following a change-in-control, the NEOs are eligible for outplacement benefits. The estimated value of this benefit is $25,000.

Additional Information Relating to Potential Payments upon Termination of Employment or Change-in-Control

The following narrative outlining our compensatory arrangements with our NEOs is in addition to other summaries of their terms found in the CD&A of this Proxy Statement, “Narrative Disclosure Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table” of this Proxy Statement, and “Narrative Disclosure Relating to the Non-Qualified Deferred Compensation Table” of this Proxy Statement.

Potential Payments upon Termination under the Executive Severance Plan

Executive Officers are eligible to receive payments and benefits upon termination, including termination in connection with a change-in-control, under our Executive Severance Plan. This plan was adopted during 2011 and does not include a Section 280G excise tax gross-up consistent with our policy prohibiting change-in-control tax gross-ups. Payments and benefits provided to the Executive Officers upon each termination circumstance are detailed below.

In the event of termination due to disability, the Executive Officer is entitled to receive the following payments:

•	Disability benefits under our long-term disability program in effect at the time;

•	Base salary through the termination date or, if earlier, the end of the month preceding the month in which disability benefits commence; and

•	In the case of Mr. Gluski, a pro-rata portion of his annual bonus to the extent earned, based upon the number of days he was employed during the year (“Pro-Rata Bonus”).
In the event of termination due to death, the Executive Officer’s legal representative is entitled to his or her base salary through the termination date and, in the case of Mr. Gluski, the Pro-Rata Bonus.

The AES Corporation Proxy Statement 51

Executive Compensation

In the event the Executive Officer’s employment is terminated for “Cause” or the Executive Officer voluntarily resigns, the Executive Officer is only entitled to receive his or her base salary through the termination date.

If we terminate the Executive Officer’s employment without “Cause,” or in the case or Mr. Gluski, he terminates for “Good Reason,” the Executive Officer is entitled to receive:

•
Base salary through the termination date, the Pro-Rata Bonus, and a lump sum severance payment equal to one times (two times in the case of Mr. Gluski) the sum of the Executive Officer’s base salary and target bonus for the year in which the termination of employment occurs;

•
Continued participation for 12 months (24 months in the case of Mr. Gluski) in all medical, dental, and vision benefit programs that the Executive Officer was participating in at the time of termination; and

•	Outplacement assistance from the time of termination until December 31st of the second calendar year following the calendar year in which the termination occurred.
If within two years following a “change-in-control,” the Executive Officer terminates employment for “Good Reason” or if we terminate the Executive Officer’s employment, other than for “Cause” or disability, the Executive Officer is entitled to receive:

•
Base salary through the termination date, the Pro-Rata Bonus, and a lump sum severance payment equal to two times (three times in the case of Mr. Gluski) the sum of the Executive Officer’s base salary and target bonus for the year in which the termination of employment occurs;

•
Continued participation for 18 months (36 months in the case of Mr. Gluski) in all medical, dental, and vision benefit programs that the Executive Officer was participating in at the time of termination; and

•	Outplacement assistance from the time of termination until December 31st of the second calendar year following the calendar year in which the termination occurred.
In addition, the Executive Officers are subject to certain non-competition, non-solicitation, non-disparagement, and confidentiality obligations that are outlined in the Executive Severance Plan. The non-competition and non-solicitation obligations must be complied with for 12 months after termination of employment with us. Our payment obligations are also conditioned upon the Executive Officer executing and delivering the standard form of release we provide.

Payment of Long-Term Compensation Awards in the event of Termination or Change-in-Control as determined by the provisions set forth in the 2003 Long Term Compensation Plan (for all NEOs)
The vesting of performance stock units, performance cash units, restricted stock units, and stock options and the ability of our NEOs to exercise or receive payments under those awards changes in the case of (1) termination of their employment or (2) as a result of a change-in-control. The vesting conditions are defined by the provisions set forth in the 2003 Long Term Compensation Plan as outlined below:
Performance Stock Units, Performance Cash Units, and Restricted Stock Units
If the NEO’s employment is terminated by reason of death or disability prior to the third anniversary of the grant date of a performance stock unit, performance cash unit, or a restricted stock unit, the performance stock units (at target), the performance cash units (at target)and/or restricted stock units will immediately vest and be delivered.
With performance stock units and performance cash units, voluntary termination or termination for cause prior to the end of the three-year performance period will result in the forfeiture of all outstanding performance stock units and performance cash units. Involuntary termination or a qualified retirement, which requires the NEO to reach 60 years of age and 7 years of service with the Company, allow prorated time-vesting in increments of one-third or two-thirds vesting if the NEO has completed one or two years of service from the grant date, respectively.
If a change-in-control occurs prior to the end of the three year performance period, performance stock units and performance cash units (at target), and restricted stock units will only become fully vested should a double-trigger occur. The double-trigger only allows for vesting if a qualifying termination occurs in connection with the change-in-control.

The AES Corporation Proxy Statement 52

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Stock Options
If the NEO’s employment is terminated by reason of death or disability, the stock options shall be immediately accelerated and become fully vested, exercisable and payable, but will expire one year after the termination date or, if earlier, on the original expiration date of such stock option had the NEO continued in such employment.
If we terminate the NEO’s employment for Cause, all of the unvested stock options will be forfeited and all vested stock options will expire three months after the termination date or, if earlier, on the original expiration date of such stock option.
If the NEO’s employment is terminated for any other reason, all of the unvested stock options will be forfeited and all vested stock options will expire 180 days after the termination date or, if earlier, on the original expiration date of such stock option.
In the event of a change-in-control, the NEO’s stock options will only become fully vested should a double-trigger occur. The double-trigger only allows for vesting if a qualifying termination occurs in connection with the change-in-control. However, the Compensation Committee may cancel outstanding stock options (1) for consideration equal to an amount that the NEO would be entitled to receive in the change-in-control transaction, if the NEO exercised the stock options less the exercise price of such stock options or (2) if the amount determined pursuant to (1) would be negative. Any such payment may be made in cash, securities, or other property.

The AES Corporation Restoration Supplemental Retirement Plan (RSRP)
In the event of a termination of the NEO’s employment (other than by reason of death) prior to reaching retirement eligibility, or in the event of a change-in-control (defined in the same manner as the term “change-in-control” in the RSRP described below), the balances of all of the NEO’s deferral accounts under the RSRP will be paid in a lump sum. In the event of an NEO’s death or retirement, the balances in the NEO’s deferral accounts will be paid according to his elections if the NEO was 59 1/2 or more years old at the time of such person’s death or retirement. In the event of the NEO’s death or retirement before age 59 1/2, the value of the deferral account will be in a lump sum.

Definition of Terms

The following definitions are provided in the Executive Severance Plan and related Benefits Schedule for the CEO for certain of the terms used in this description:
“Cause” means (A) the willful and continued failure by the CEO to substantially perform his duties with the Company (other than any such failure resulting from the CEO’s incapability due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by the CEO for Good Reason), after we deliver a demand for substantial performance, or (B) the willful engaging by the CEO in misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.
“Change-in-Control” means the occurrence of any one of the following events: (A) a transfer of all or substantially all of our assets, (B) a person (other than someone in our Management) becomes the beneficial owner of more than 35% of AES outstanding Common Stock, or (C) during any one-year period Directors at the beginning of the period (and any new Directors whose election or nomination was approved by a majority of Directors who were either in office at the beginning of the period or were so approved, excluding anyone who became a Director as a result of a threatened or actual proxy contest or solicitation) cease to constitute a majority of the Board.
“Good Reason” means (A) the failure of the Company to have any successor expressly assume the Executive Severance Plan; (B) after a change-in-control, the relocation of the CEO’s principal place of employment; (C) after a change-in-control, any material adverse change in the CEO’s overall responsibilities, duties and authorities; and (D) after a change-in-control, the failure by the Company to continue the CEO’s participation in a long-term cash or equity award or equity-based grant program (or in a comparable substitute program) on a basis not materially less favorable than that provided to the CEO immediately prior to such change-in-control.
The definitions for other Executive Officers (aside from the CEO) participating in the Executive Severance Plan are substantially similar to those shown above, except in item (D) of “Good Reason.” The other Executive Officers are eligible to terminate their employment for “Good Reason” after a change-in-control if there is a material reduction to their base salary or annual incentive opportunity.

The following definition is provided in the RSRP of the terms used in this description:
“Change-in-Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of Persons; (ii) a Person or group (as so defined) of Persons (other than Management of the Company on the date of the adoption of this Plan or their affiliates) shall have

The AES Corporation Proxy Statement 53

Executive Compensation

become the beneficial owner of more than 35% of the outstanding voting stock of the Company; or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board of Directors. Notwithstanding the foregoing or any provision of this Plan to the contrary, the foregoing definition of change-in-control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a change-in-control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

The following definition is provided in the 2003 Long Term Compensation Plan of the terms used in this description:
“Change-in-Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any Person or group (as that term is used in Section 13(d) (3) of the Exchange Act) of Persons, (ii) a Person or group (as so defined) of Persons (other than Management of the Company on the date of the adoption of this Plan or their Affiliates) shall have become the beneficial owner of more than 35% of the outstanding voting stock of the Company, or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board. Notwithstanding the foregoing or any provision of this Plan to the contrary, if an Award is subject to Section 409A (and not excepted therefrom) and a Change of Control is a distribution event for purposes of an Award, the foregoing definition of Change-in-Control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a Change of Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

The AES Corporation Proxy Statement 54

Executive Compensation

PROPOSAL 2: TO APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S EXECUTIVE
COMPENSATION

The Company seeks your advisory vote on our executive compensation programs as described in this Proxy Statement, and has determined to submit an annual advisory vote on our executive compensation program to our stockholders at each annual meeting until the Company seeks another advisory vote on the frequency of the advisory vote on executive compensation. The Company asks that you support the compensation of our NEOs as disclosed in the CD&A section and the accompanying tables and narratives contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The CD&A section of this Proxy Statement discusses how our executive compensation policies and programs implement our executive compensation philosophy, including our emphasis on pay for performance. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our executive compensation philosophy and in achieving its goals.

Highlights of our compensation programs that support the executive compensation philosophy and create stockholder alignment include:

What AES Does	What AES Doesn’t Do
Pay-for-Performance Alignment - Annual review of AES Total stockholder Return performance and its impact on realizable pay to ensure actual results are aligned to performance payouts	No “Single-Trigger” vesting of Equity Awards with a Change in Control - All unvested, outstanding and future awards contain a “double-trigger” provision
Target Total Compensation at 50th Percentile - Based on similarly-sized companies’ target total compensation at the size-adjusted 50th percentile	No Special Retirement Benefit Formulas for NEOs - Our non-qualified retirement plan restores benefits capped under our broad-based plan due to statutory limits
Heavy Weight on Performance Compensation - Majority of compensation is paid through annual incentive and long-term compensation plans	No Hedging or Pledging - Maintain a policy that prohibits NEOs and Directors of AES from engaging in hedging activities, or pledging AES stock
Stock Ownership Guidelines - Maintain market-competitive guidelines to align NEO and stockholder interests	No Change-In-Control Excise Tax Gross-Ups - Completely discontinued this provision
Executive Severance - Our plan is competitive with market practice and all benefits are conditioned upon “double-trigger”	No Perquisites - No perquisites are provided to any NEOs
“Clawback” Policy - Policy provides for recovery of certain previously-paid incentive awards under certain circumstances	No Backdating or Option Repricings
Independent Consultant Retained by the Compensation Committee - Provides no other services to AES

These practices are discussed in further detail throughout the remainder of this CD&A.
Accordingly, the Board recommends that our stockholders vote “FOR,” on an advisory basis, the compensation paid to our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC and adopt the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our NEOs, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S
EXECUTIVE COMPENSATION

The AES Corporation Proxy Statement 55

Executive Compensation

PROPOSAL 3: ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
The Company seeks your advisory vote on the frequency of the advisory stockholder vote on compensation paid to our NEOs. By voting on this proposal, stockholders may indicate whether they prefer an advisory vote on NEO compensation every one, two or three years, or abstain from voting.
After careful consideration of this proposal, our Board has determined to continue holding an advisory vote on executive compensation that occurs annually as the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on NEO compensation.
In formulating its recommendation, our Board considered that an advisory vote on NEO compensation every year will allow our stockholders to provide us with their direct input on our executive compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. Setting a one year period for holding this stockholder vote enhances stockholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy.
As an advisory vote, your vote will not be binding on AES or the Board. Our Board values the opinions of our stockholders and will strongly consider its stockholders’ views. However, because this vote is advisory only and non-binding, the Board may nevertheless decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the most popular option selected by our stockholders. No later than 150 calendar days after the Annual Meeting, but in no event later than 60 calendar days prior to the date for submission of stockholder proposals under SEC Rule 14a-8 for the 2018 annual meeting as described under “Additional Governance Matters,” the Company will file a Current Report on Form 8-K or Form 8-K/A which will disclose our decision on how frequently to hold the advisory vote on NEO compensation.

THE BOARD RECOMMENDS A VOTE “FOR EVERY ONE YEAR” ON THIS PROPOSAL 3 AND LISTED ON THE PROXY CARD

The AES Corporation Proxy Statement 56

Audit Matters

REPORT OF THE FINANCIAL AUDIT COMMITTEE

The Audit Committee maintains initial oversight over risks related to the integrity of the Company’s financial statements; internal controls over financial reporting and disclosure controls and procedures (including the performance of the Company’s internal audit function); the performance of the independent auditor; the effectiveness of the Company’s Ethics and Compliance Program; and such other matters as are described in the Committee’s Charter. In addition to discussions with the CEO, CFO and other members of Management regarding the preparation of the Company’s financial statements and operating results, the Audit Committee received periodic reports from the Company’s Internal Audit, Compliance and Legal departments. Such reports addressed, among other matters, ongoing projects, control assessments and audits being conducted by the Internal Audit department, reports to the Company’s compliance hotline and/or issues involving the Company’s Code of Conduct, material litigation and significant legal developments involving the Company and/or its subsidiaries, and proposed organizational changes. The Audit Committee also received periodic routine reports regarding the Company’s efforts to comply with Section 404 of the Sarbanes-Oxley Act and efforts related to the completion and periodic filings of the Company’s financial statements with the SEC. In addition to the scheduled meetings of the Audit Committee, the members of the Audit Committee held periodic telephonic discussions and/or in-person meetings with Management regarding various subjects. Such informal periodic meetings and discussions permit the Audit Committee to provide advice and assistance to Management on a more frequent basis than the regularly scheduled meetings of the Audit Committee.

The Audit Committee includes four members of the Board. The Board has determined that each member of the Audit Committee qualifies as independent under the independence standards existing under the NYSE rules and under the independence standards for audit committee members under the Exchange Act. The Board also determined that each member of the Audit Committee is “financially literate” as required by the NYSE rules, and that each of Messrs. Harrington, Morse, and Miller are Audit Committee Financial Experts pursuant to SEC rules based on, among other things, the experience of such member.

The meetings of the Audit Committee also were designed to facilitate and encourage communication among the Committee, the Company, and the Company’s independent registered public accounting firm, EY. EY has served as the Company’s independent registered public accounting firm since 2008. The Audit Committee discussed with EY the overall scope and plans for the integrated audit of the Company’s financial statements, and met with EY with and without Management present, to discuss the results of their audits and evaluations of the Company’s internal controls and to discuss the efforts expended by the Company in connection with the preparation and filing of the financial statements.

Management has primary responsibility for establishing and maintaining adequate internal financial controls for preparing the financial statements and for the public reporting process. Neither the Audit Committee nor EY are responsible for the preparation of the Company’s consolidated financial statements, its operating results or for the appropriate safekeeping of the Company’s assets. EY’s responsibility is to attest to the Company’s fair presentation of the consolidated financial statements and attest to the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is accountable to the Audit Committee, and the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm. The Audit Committee engages in an annual evaluation of the independent public accounting firm’s qualifications, assessing the firm’s quality of service, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence. The Audit Committee makes its selection based on the best interests of the Company and its Stockholders. The Audit Committee participates in the selection of the lead Audit Partner (the “Lead Partner”) of the independent registered public accounting firm through its review of the Lead Partner’s professional qualifications, experience, and prior performance on the Company’s audit (if any); through in-person meetings with the Lead Partner; and through discussion between the Committee and Management regarding the selection of the Lead Partner. The role of the Audit Committee is to be satisfied that both the Company and the independent registered public accounting firm discharge their respective responsibilities effectively.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2016 with Management and EY. In addition, the Audit Committee has discussed with EY the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements.

EY has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with EY that firm’s independence from the Company. The Audit Committee has concluded that EY’s provision of audit services to the Company is compatible with EY’s independence. The Audit Committee also discussed EY’s proposed fees with Management, including the scope of services, fees paid to comparable companies, fees paid by the Company in prior years, and other factors relevant to the appropriateness of fees. Based on this review, the Audit Committee approved the amount of fees to be paid to EY for audit and non-audit services. For further information regarding these fees, please see the fees chart located in “Information Regarding the Independent Registered Public Accounting Firm’s Fees, Services and Independence” of this Proxy Statement.

The AES Corporation Proxy Statement 57

Audit Matters

Based on its review and the meetings, discussions and reports described above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

The Financial Audit Committee,

John B. Morse, Jr., Chairman
Charles L. Harrington
Tarun Khanna
James H. Miller

Information Regarding the Independent Registered Public Accounting Firm
The following table outlines the aggregate fees billed to the Company for the fiscal years ended December 31, 2016 and 2015 by the Company’s principal accounting firm, EY.

	$ in millions
	2016	2015
Audit Fees	$15.4	$16.9
Audit Related Fees	0.6	0.4
Tax Fees	0.0	0.0
All Other Fees	0.0	0.0
Total Fees	$16.0	$17.3

Audit Fees. The amounts noted above for Audit Fees include the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audits of the Company’s consolidated annual financial statements and local subsidiaries’ annual financial statements, reviews of the Company’s quarterly financial statements, attestation of internal control over financial reporting, as required by the Sarbanes-Oxley Act, Section 404 and comfort letters, consents and other services related to SEC matters.

Audit Related Fees. The amounts noted above for Audit Related Fees include the aggregate fees billed for each of the last two fiscal years for audits of employee benefit plans and accounting consultations.

Pre-Approval Policies and Procedures. The Company desired to maintain an independent relationship between itself and EY, and to ensure that level of independence during 2016, the Audit Committee maintained its policy established in 2002 within which to judge if EY may be eligible to provide certain services outside of its main role as outside auditor. The pre-approval policy permits EY to provide certain designated services set forth in the policy to the Company, outside of its main role as outside auditor, after first obtaining the approval of at least one designated member of the Audit Committee and thereafter reporting such approval to the full Committee consistent with the terms, exceptions and limitations set forth in the Sarbanes-Oxley Act. Services within the established framework include audit and related services and certain tax services. Services outside of the framework require Audit Committee approval prior to the performance of the service. This framework is consistent with the provisions of the Sarbanes-Oxley Act, which address auditor independence. All audit and non-audit services provided to the Company by EY during 2016 were pre-approved by the Audit Committee in accordance with Company policy and the Sarbanes-Oxley Act.

The AES Corporation Proxy Statement 58

Audit Matters

PROPOSAL 4: RATIFICATION OF INDEPENDENT AUDITORS FOR FISCAL YEAR 2017

The Board has appointed EY, an independent registered public accounting firm, as the auditors to examine and report to Stockholders on the consolidated financial statements for the Company and its subsidiaries for the calendar year ended December 31, 2017. The appointment was made by the Audit Committee. The appointment of EY is subject to ratification by the Company’s Stockholders at the Annual Meeting. Representatives of EY will be present at the Annual Meeting and will be given an opportunity to make a statement. Such representatives will also be available to respond to appropriate questions.

The Board recommends that the Stockholders ratify the appointment of EY and adopt the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of EY as independent auditors of this Company for the fiscal year 2017 is hereby
APPROVED, RATIFIED AND CONFIRMED.”

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF EY AS INDEPENDENT AUDITORS OF THE COMPANY

The AES Corporation Proxy Statement 59

Stock Ownership

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND
EXECUITIVE OFFICERS
The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 17, 2017, based on 659,182,208 shares outstanding as of such date, by (a) each current Director, Nominee and each NEO set forth in the Summary Compensation Table in this Proxy Statement, (b) all Directors and Executive Officers as a group and (c) all persons who are known by us to be the beneficial owner of more than five percent (5%) of our common stock (based on their public filings with the SEC as of February 17, 2017 or as otherwise known to us). Under SEC Rule 13d-3 of the Exchange Act, “beneficial ownership” includes shares for which the individual, directly or indirectly, has or shares voting power (which includes the power to vote or direct the voting of the shares) or investment power (which includes the power to dispose or direct the disposition of the shares), whether or not the shares are held for individual benefit. Under these rules, more than one person may be deemed the beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to the best of our knowledge, sole voting and investment power with respect to the indicated shares of our Common Stock.
Except as otherwise indicated, the address for each person below is c/o The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.
Shares Beneficially Owned by Directors and Executive Officers

Name/Address	Position Held with the Company	Shares of Common Stock Beneficially Owned(1)(2)	% of Class(1)(2)
Andrés R. Gluski	President, CEO and Director	2,999,835	*
Charles L. Harrington	Director	74,879	*
Kristina M. Johnson	Director	108,701	*
Tarun Khanna	Director	163,519	*
Holly K. Koeppel	Director	48,558	*
Philip Lader (3)	Director	400,678	*
James H. Miller	Director	89,135	*
John B. Morse, Jr. (4)	Director	167,032	*
Moisés Naím	Director	79,856	*
Charles O. Rossotti	Director and Chairman of the Board	375,185	*
Thomas M. O’Flynn	EVP and CFO	879,952	*
Brian A. Miller	EVP, General Counsel and Secretary	813,075	*
Bernerd Da Santos	SVP and COO	202,773	*
Elizabeth Hackenson	SVP, and CIO	376,137	*
All Directors and Executive Officers as a Group (16) persons		7,179,375	*
Blackrock, Inc. (5) 55 East 52nd Street New York, NY 10055		74,605,744	11.32%
The Vanguard Group (6) 100 Vanguard Boulevard Malvern, PA 19355		73,669,314	11.18%
T. Rowe Price Associates, Inc.(7) 100 E. Pratt Street Baltimore, Maryland 21202		56,652,891	8.59%
State Street Corporation (8) State Street Financial Center One Lincoln Street Boston, MA 02111		34,666,767	5.26%

The AES Corporation Proxy Statement 60

Stock Ownership

Name/Address	Position Held with the Company	Shares of Common Stock Beneficially Owned(1)(2)	% of Class(1)(2)
Capital International Investors (9) 11100 Santa Monica Boulevard 16th Floor Los Angeles, CA 90025		34,168,858	5.18%

*	Shares held represent less than 1% of the total number of outstanding shares of common stock of the Company.

(1)
The shares of our Common Stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the SEC rules, shares of our Common Stock, which are subject to Options, units or other securities that are exercisable or convertible into shares of our Common Stock within 60 days of February 17, 2017, are deemed to be outstanding and beneficially owned by the person holding such Options, units or other securities. Such underlying shares of Common Stock are deemed to be outstanding for the purpose of computing such person’s ownership percentage, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes (a) the following shares issuable upon exercise of Options outstanding as of February 17, 2017 that are able to be exercised on or before April 20, 2017: Mr. Harrington – 0 shares; Dr. Johnson – 0 shares; Dr. Khanna – 0 shares; Ms. Koeppel - 0 shares; Mr. Lader – 5,027 shares; Mr. James Miller – 19,280 shares; Mr. Morse – 0 shares; Dr. Naím – 0 shares; Mr. Rossotti – 0 shares; Mr. Gluski – 2,259,231 shares; Mr. O’Flynn – 609,979 shares; Mr. Brian Miller – 583,602 shares; Ms. Hackenson – 281,953 shares; Mr. Da Santos – 104,277 shares; all Directors and Executive Officers as a group – 4,121,832 shares; (b) the following units issuable under The AES 2003 Long Term Compensation Plan, including The AES Corporation Deferred Compensation Plan for Directors: Mr. Harrington – 74,879 units; Dr. Johnson – 108,701 units; Dr. Khanna – 163,519 units; Ms. Koeppel – 48,558 units; Mr. Lader – 244,560 units; Mr. James Miller – 69,855 units; Mr. Morse – 166,032 units; Dr. Naím – 79,856 units; Mr. Rossotti – 303,273 units; all Directors as a group 1,259,233 units; (c) the following shares held in The AES Retirement Savings Plan: Mr. Gluski – 25,166 shares; Mr. O’Flynn – 8,839 shares; Mr. Brian Miller – 41,333 shares; Ms. Hackenson – 9,961 shares; Mr. Da Santos – 23,944 shares; and all Executive Officers as a group – 146,723 shares.

(3)	Includes 26,586 shares held in trust by Mr. Lader’s wife, 89,380 shares held in an irrevocable defective grantor trust, and 35,125 shares held in a family partnership.

(4)	Includes 1,000 shares held by Mr. Morse’s wife.

(5)
Based solely on information furnished in the Schedule 13G/A filed by BlackRock Inc. and certain of its affiliates (“BlackRock”) with the SEC on January 12, 2017, in which BlackRock reported that it had (a) sole power to vote or to direct the vote on 68,621,573 shares, (b) shared power to vote or to direct the vote on 0 shares, (c) sole power to dispose or to direct the disposition of 74,605,744 shares, and (d) shared power to dispose or to direct the disposition of 0 shares, with an aggregate amount beneficially owned by the reporting person of 74,605,744 shares.

(6)
Based solely on information furnished in the Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 9, 2017, in which Vanguard reported that it had (a) sole power to vote or to direct the vote on 1,023,014 shares, (b) shared power to vote or to direct the vote on 117,398 shares, (c) sole power to dispose or to direct the disposition of 72,539,503 shares, and (d) shared power to dispose or to direct the disposition of 1,129,811 shares, with an aggregate amount beneficially owned by the reporting person of 73,669,314 shares.

(7)
Based solely on information furnished in the Schedule 13G/A filed by T. Rowe Price Associates, Inc. and certain of its affiliates (“T. Rowe”) with the SEC on February 6, 2017, in which T. Rowe reported that it had (a) sole power to vote or to direct the vote on 20,702,007 shares, (b) shared power to vote or to direct the vote on 0 shares, (c) sole power to dispose or to direct the disposition of 56,485,534 shares, and (d) shared power to dispose or to direct the disposition of 0 shares, with an aggregate amount beneficially owned by the reporting person of 56,652,891 shares.

(8) Based solely on information furnished in the Scheduled 13G filed by State Street Corporation (“State Street”) with the SEC on February 9, 2017, in which State Street reported that it had (a) sole power to vote or direct the vote on 0 shares, (b) shared power to vote or direct the vote on 34,666,767 shares, (c) sole power to dispose or to direct the disposition of 0 shares, and (d) shared power to dispose or to direct the disposition of 34,666,767 shares, with an aggregate amount beneficially owned by each reporting person of 34,666,767 shares.

(9)
Based solely on information furnished in the Schedule 13G filed by Capital International Investors with the SEC on February 13, 2017, in which Capital International Investors reported that it had (a) sole power to vote or to direct the vote on 32,881,188 shares, (b) shared power to vote or to direct the vote on 0 shares, (c) sole power to dispose or to direct the disposition of 34,168,858 shares, and (d) shared power to dispose or to direct the disposition of 0 shares, with an aggregate amount beneficially owned by the reporting person 34,168,858 shares.

The AES Corporation Proxy Statement 61

Stockholder Proposals

PROPOSAL 5: IF PROPERLY PRESENTED, TO VOTE ON A NONBINDING STOCKHOLDER PROPOSAL SEEKING AMENDMENTS TO AES’ PROXY ACCESS BY-LAWS

The Company has been notified that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 intends to present the following proposal for consideration at the Annual Meeting. Mr. Chevedden has submitted documentation indicating that he is the beneficial owner of no fewer than 250 shares of the Company’s common stock.

Shareholder Proxy Access Enhancement

RESOLVED: Stockholders ask our board to revise bylaw Section 9.02 and any associated governing documents as follows:

1.	The number of Stockholder Nominees eligible to appear in proxy materials shall be 25% of the directors then serving or two, whichever is greater.

2.
No limitation shall be placed on the number of Stockholders who can aggregate their shares to achieve the 3% “Required Shares,” outstanding shares of the Company entitled to vote in the election of directors. Under current provisions, even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the 3% criteria at most companies examined by the Council of Institutional Investors.

3.
No limitation shall be placed on the re-nomination of shareholder nominees based on the number or percentage of votes received in any election. Such limitations do not facilitate the shareholders’ traditional state law rights and add unnecessary complexity.

Widespread shareholder proxy access at US companies would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140 billion. This is according to a cost-benefit analysis by the Chartered Financial Analyst Institute, Proxy Access in the United States: Revising the Proposed SEC Rule <http://www.cfainstitute.org/learning/products/publications/ccb/Pages/ccb.v2014.n9.1.aspx?WPID=BrowseProducts>.

Although our board is to be commended for adopting a proxy access bylaw, it still contains unnecessary provisions that significantly impair the ability of shareholders to use it. Adoption of the enhancement in this proposal would largely remedy that situation by bringing our company’s Bylaws more closely in alignment with the Council of Institutional Investors Best Practices.
Please vote to enhance shareholder value:
Shareholder Proxy Access Enhancement - Proposal 5

Management’s Statement in Opposition
On November 25, 2015, the Board adopted “proxy access” amendments to the Company’s By-Laws, effective on such date, in response to our Stockholders’ support of a proposal at our 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”) relating to the right of qualifying Stockholders to nominate Directors to our Board. The By-Law amendments were adopted after discussions with our Stockholders and careful consideration of the Company’s corporate governance structure. The Company believes that our proxy access By-Laws are consistent with market practice and strike the appropriate balance between providing our Stockholders with meaningful proxy access rights, on the one hand, and protecting the interests of all Stockholders by mitigating the potential for misuse by individuals whose interests are not aligned with the majority of our long-term Stockholders, on the other hand.
The Company also believes that our existing By-Laws are aligned with the views expressed by our Stockholders. In advance of the Board’s adoption of the proxy access amendments, we held discussions with Stockholders representing approximately 45% of our outstanding stock. The Company discussed potential parameters of proxy access-related amendments to the By-Laws with Stockholders, with Stockholders generally supporting proxy access terms that were ultimately adopted by the Board.
The Company’s current By-Laws permit a Stockholder, or a group of up to 20 Stockholders, owning at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, to nominate and include in the Company’s annual meeting proxy materials director nominees constituting up to 20% of the Board, subject to compliance with the Company’s By-Laws. The Company believes its proxy access By-Laws (i) provide Stockholders with an appropriate opportunity to nominate directors and (ii) reflect current best practices.
The Company believes that the proponent’s requested changes to the Company’s By-Laws are potentially disruptive and unnecessary. In particular:

The AES Corporation Proxy Statement 62

Stockholder Proposals

•
The Company’s By-Laws permit qualifying Stockholders to nominate up to 20% of the current Board. The Company believes that any increase could have unintended consequences, which include laying the groundwork for effecting a change in control, encouraging the pursuit of special interests, or otherwise disrupting the proper functioning of the Board. Any of these potential outcomes could have an adverse impact on Stockholder value.

•
The Company’s By-Laws permit groups of up to 20 Stockholders to aggregate their shares to reach the required 3% ownership threshold (with a group of investment funds under common management and investment control counting as a single Stockholder). The stockholder proposal would place no limit on the size of this group, which could impose a significant administrative burden on the Company. A 20-Stockholder limit is broadly consistent with market practice, and strikes the right balance between providing a meaningful proxy access right to our Stockholders and the significant administrative costs and burdens to the Company of ensuring that nominating Stockholders meet the three-year holding period and other requirements set forth in the By-Laws.

•
The Company’s By-Laws provide that a proxy access nominee who fails to receive at least 25% of the number of votes cast in favor of his or her election may not be nominated as a proxy access nominee for the following two annual meetings. This is designed solely to prevent Stockholders from abusing the proxy access process, which would force the Company and other Stockholders to incur expenses associated with responding to proxy access nominations for individuals whom Stockholders did not meaningfully support in prior director elections.

Beyond proxy access, the Company’s corporate governance policies and practices provide Stockholders with the ability to voice their opinions and ensure Board accountability and responsiveness to Stockholders. All directors are elected annually by a majority vote standard and are subject to tenure limits. The Company has shown an ongoing commitment to Board refreshment and to having highly qualified, independent voices on the Board.
In light of the Company’s belief that the proponent’s proposed revisions to the Company’s proxy access By-Laws may have a number of significant adverse consequences that increase the potential for costly disruption, and that the Company’s proxy access By-Law provisions are broadly consistent with current market practice, the Board does not believe that changing the Company’s proxy access framework is necessary or advisable at this time. Accordingly, the Board does not believe that adoption of this stockholder proposal is appropriate.
The Company intends to monitor developments in this area on an ongoing basis as part of its consideration of broader governance issues, and remains committed to fostering an open and honest dialogue with its Stockholders regarding its corporate governance policies and practices.

THE BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL SEEKING AMENDMENTS TO THE COMPANY’S PROXY ACCESS BY-LAWS

The AES Corporation Proxy Statement 63

Stockholder Proposals

PROPOSAL 6: IF PROPERLY PRESENTED, TO VOTE ON A NONBINDING STOCKHOLDER PROPOSAL SEEKING A REPORT ON COMPANY POLICIES AND TECHNOLOGICAL ADVANCES THROUGH 2040

The Company has been notified that Mary Minette, on behalf of Mercy Investment Services, Inc., 2039 North Geyer Road, St. Louis, Missouri, 63131 (“Mercy Investment”), Calvert Investment Management, Inc., 4550 Montgomery Ave, Bethesda, Maryland, 20814 (“Calvert”), Connecticut Retirement Plans and Trust Funds, 55 Elm Street, Hartford, Connecticut 06106-1773 (“CRPTF”), Everence Financial, 1110 N. Main Street, P.O. Box 483, Goshen, IN 46527 (“Everence”), Mercy Health, 1701 Mercy Health Place, Cincinnati, Ohio 45237 (“Mercy Health”), and The Presbyterian Church (USA), 100 Witherspoon Street, Louisville, KY 40202 (“Presbyterian”) intends to present the following proposal for consideration at the Annual Meeting. Mercy Investment, Calvert, CRPTF, Everence, Mercy Health and Presbyterian have submitted documentation indicating they each is the beneficial owner of no fewer than 250 shares of the Company’s common stock.

Two Degree Scenario Analysis

WHEREAS:

In November 2016 the Paris Agreement enters into force and its goal of keeping global temperatures rise well below 2 degrees Celsius will begin to shape national policy decisions. To meet this goal the International Energy Agency estimates that the global average carbon intensity of electricity production will need to drop by 90 percent. As long-term shareholders in the AES Corporation, we would like to understand how AES is planning for the risks and opportunities presented by global efforts to keep global temperatures within acceptable boundaries.

In June 2016, the credit rating agency Moody’s indicated that they would begin to analyze carbon transition risk based on scenarios consistent with the Paris Agreement, and noted the high carbon risk exposure of the power sector.

Rapid expansion of low carbon technologies including distributed solar, battery storage, grid modernization, energy efficiency and electric vehicles provide not only challenges for utility business models but also opportunities for growth. May large corporations are actively seeking to increase their use of renewable energy, providing a significant market opportunity for forward-thinking utilities. The International Energy Agency and the International Council on Clean Transportation forecast that electrification of transport will play a critical role in achieving the necessary greenhouse gas reductions by 2050.

AES is among the most carbon-intensive utilities in the United States and also has significant investments in carbon-intensive projects around the globe. According to the 2015 10-K, AES and its subsidiaries emitted 67.6 million metric tons of carbon dioxide in 2015; of that total, 27.4 million metric tons were emitted in the United States. As investors, we are concerned that AES is not properly accounting for the risk of its current investment in carbon-intensive generation and, despite its recent announcement of reduced future investments in coal generation, is still planning future investments in fossil fuel-based generation.

A 2 degree scenario analysis of our company’s current generation and future plans will generate a more complete picture of current and future risks and opportunities than business as usual planning. By assessing the impact of a 2 degree scenario on the company’s full portfolio of power generation assets and planned capital expenditures through 2040, including the financial risks associated with such scenarios, the company can better plan for future regulatory, technological and market changes.

RESOLVED: Shareholders request that AES, with board oversight, publish an assessment (at reasonable coast and omitting proprietary information) of the long term impacts on the company’s portfolio, of public polices and technological advances that are consistent with limiting global warming to no more than two degrees Celsius over pre-industrial levels.

Supporting Statement: This report could include:

•	How AES could adjust its capital expenditure plans to align with a two degree scenario; and

•
Plans to integrate technological, regulatory and business model innovations such as electric vehicle infrastructure, distributed energy sources (storage and generation), demand response, smart grid technologies, and customer energy efficiency as well as corresponding revenue models and rate designs.

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Stockholder Proposals

Management’s Statement in Opposition
Executive Summary. The Board recommends that Stockholders vote AGAINST this Proposal 6.
As part of AES’ Corporate Strategy, we continuously review the potential impacts of technological and regulatory changes on our business portfolio, including on our planned investments. As further described below, technological and regulatory changes are creating significant opportunities for us to improve the sustainability of our portfolio, including reducing the carbon emissions produced by our portfolio, while generating attractive returns for our Stockholders.
Since 2012, our corporate strategy has resulted in meaningful progress with regard to emissions reductions. Since that time, we have reduced our carbon emissions by 17%. We expect emissions reductions to reach a total of 20%-30% in the United States by 2018 due to a number of projects under construction.
Our progress reducing emissions has been accompanied by extensive public disclosures regarding our approach to technological and regulatory changes, as well as our sustainability initiatives, including their potential impacts on our businesses. In fact, with support and oversight from the AES Board, the Company issued a report in November 2016 titled, “The AES Corporation -- Strategy for Environmental Performance: Seeking Opportunities in a Changing Landscape” (the “November 2016 Strategy Presentation”) that describes our strategy and progress with regard to carbon emissions. The November 2016 Strategy Presentation can be found on the Sustainability page of our website at the following link:
http://s2.q4cdn.com/825052743/files/doc_downloads/sustanaibility/2016/11-21-16-Environmental-Disclosures.pdf
As a result of our efforts and disclosure with regard to sustainability, AES has been favorably recognized by third-party leaders in the global sustainability movement, including CERES, The Dow Jones Sustainability Index, CDP (formerly known as Carbon Disclosure Project), and as one of Ethisphere’s World’s Most Ethical Companies.
Proposal 6 calls for disclosures and analysis of potential legislative and technological changes that may occur over the next 25 years. In the Company’s judgment, technological and policy changes cannot be reasonably predicted through 2040.  Therefore, while we will continue to take actions that improve the sustainability of our portfolio while generating attractive returns for our Stockholders, we respectfully believe that the requested Stockholder report will be based on speculation and, therefore, cannot result in useful information for Stockholders. The preparation of the report requested by Proposal 6 also will require significant resources. In contrast, we believe that the November 2016 Strategy Presentation, which describes both our strategy and AES’ significant emissions reductions to date, is based on concrete and foreseeable corporate actions, and provides our Stockholders with meaningful insight into the Company’s approach to emissions. In light of the foregoing, the Board is recommending a vote against Proposal 6.
AES’ Environmental Principles. At AES, our mission statement is, “Improving lives by providing safe, reliable and sustainable energy solutions in every market we serve.” Consistent with this mission, we maintain an Environmental Policy that includes the following four main principles noted on the Sustainability page of our website: http://www.aes.com/sustainability/sustainability-overview/defaultaspx.

1.	Meet or exceed the requirements of environmental rules and regulations imposed by local, regional, and national governments and by participating financial institutions;

2.	Meet or exceed our Environmental Standards;

3.
Make decisions on additional expenditures based on a number of factors, including an evaluation of the local, regional and global environment where the term “environment” is broadly defined as the external surroundings or conditions within which people live -including ecological, economic, social, and all other factors that determine quality of life and standard of living; and

4.	Seek continual improvement of environmental performance at every AES business.

Our Investment Program. Through our Investment Program, as evidenced by the 17% reduction in our carbon emissions since 2012, we seek opportunities to capitalize on technological or legislative changes to improve the sustainability of our portfolio while generating attractive returns for our Stockholders. Consistent with this strategy, we have made significant investments in renewable energy sources, including hydro, wind, energy storage, and biomass facilities. In the first half of 2016, 23% of our global portfolio consisted of renewables and another 33% was fueled by natural gas. In the United States, 51% of our portfolio is fired by natural gas, which percentage we expect to continue to increase, and another 9% consists of renewables, oil, and pet coke. A breakdown of our

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Stockholder Proposals

U.S. and global portfolios by fuel type is included on pages 3-5 of The AES Fact Sheet dated November 4, 2016, available on our website: http://s2.q4cdn.com/825052743/files/doc_downloads/Fact%20Sheet/Q3-2016-Fact-Sheet.pdf.
We also have a number of current initiatives that we believe will enhance the sustainability of our portfolio while generating returns for our investors, including the following:

•
Technological Change. AES is the world leader in battery-based energy storage, with 432 MW in operation, construction or advanced development as of November 2016. Energy storage helps integrate renewable energy, such as wind and solar, to add zero emissions solutions to the power grid and thereby ensure stability and reliable power. In October 2014, AES Southland was awarded 20-year contracts by Southern California Edison to provide 1,284 MW of combined cycle gas-fired generation and 100 MW of interconnected battery-based energy storage. In addition to replacing older gas-fired plants with more efficient gas-fired capacity, Southern California Edison chose advanced energy storage as a cost effective way to ensure critical power system reliability. Commercial operations on the gas-fired and the energy storage capacities are scheduled for 2020 and 2021, respectively.

•
Regulatory/Legislative Changes. AES’ current strategy includes growth projects underway within the United States that are anticipated to significantly reduce the Company’s carbon emissions by 2018 (i.e., 20%-30%, compared to 2012 emissions levels). These projects include:

◦
$1.4 billion investment at Indianapolis Power & Light Company (“IPL”), a subsidiary of the Company. This investment is expected to significantly upgrade IPL’s power generation fleet and convert coal and oil plants to natural gas (and is expected to reduce sulfur dioxide, NOx mercury, and particulate matter emissions by over 50% from 2013 to 2017);

◦
$2.1 billion repowering project for AES Southland, which will increase fuel efficiency by 100%. AES Southland is one of the largest generation operators in California, accounting for approximately 5% of California’s installed capacity and 17% of the peak demand of Southern California Edison. With the addition of the 100 MW of energy storage noted above, we expect AES Southland to play an important role in integrating the increasing amounts of renewable generation resources in the country’s most populous state; and

◦	$1 billion investment in a natural gas power plant and LNG storage and regasification facility in Panama.

Our Sustainability and Climate Change-Related Disclosures are Best-in-Class. We believe our existing public statements and disclosures relating to our sustainability initiatives are best-in-class, as evidenced by the following.

•
Strategy for Environmental Performance Report. The November 2016 Strategy Presentation, which is publicly-available on our website, directly addresses how we are planning for potential legislative and technological changes resulting from global efforts to keep global temperatures within acceptable boundaries. The November 2016 Strategy Presentation provides information regarding:

◦	Our focus on sustainability and environmental performance, including at the management and Board of Directors levels;

◦	How our sustainability strategy thus far has resulted in a 17% decline in our global carbon emissions from 2012 to 2015; and

◦
Our long-term plans with respect to the reduction of emissions, including ongoing domestic capital expenditures focused on improving environmental performance, endeavors outside of the United States related to sustainable and renewable energy sources, and our renewable energy storage projects.

•
Annual CDP Participation and Disclosure. Each year, AES voluntarily responds to, and publishes on its publicly-available website, the annual Climate Change CDP questionnaire. Significantly, AES stated in its most recent response to the questionnaire that:

“[t]he influence of climate change on AES’s long-term business strategy (beyond five years) can be easily identified as AES is focused on building a sustainable energy company through a lower carbon model. The long-term principles of the strategy are (1) the use of cleaner fuels including natural gas, hydro, solar, wind and other renewables whenever they are economically feasible and sustainable; (2) the continued deployment of energy

The AES Corporation Proxy Statement 66

Stockholder Proposals

storage solutions; (3) development of desalination plans to reduce the impact on limited water resources; and (4) developing or expanding the availability of LNG in some of our markets.”
AES has participated in the CDP questionnaire for a number of years, and has consistently received a high score from CDP with respect to the substance of AES’ disclosures, as evidenced by the following:

◦
CDP provides each participant with a performance score that represent the steps towards environmental and climate change stewardship. The performance score ranges from D to A as follows, with A being the highest possible score: Disclosure (D), Awareness (C), Management (B) and Leadership (A). AES received an A- in 2016.

◦
CDP notes that companies, such as AES, who reach Leadership status have shown a thorough understanding of risks and opportunities related to climate change, have formulated and implemented strategies to mitigate or capitalize on these risks and opportunities, and have verified GHG emissions statements, among other matters.

•
Sustainability Reports. Since 2012, AES has voluntarily published its sustainability reports on its publicly-available website. AES’ sustainability reports include sections specifically related to AES’ environmental management and focus on the reduction of greenhouse gases (“GHGs”) and other air emissions. The most recent sustainability report detailed how AES has adjusted its business and operations so as to be consistent with limiting emissions and resultant impacts. The report also details how AES has integrated technological business innovations relating to distributed energy sources (specifically, energy storage), as well as our use of low carbon technologies, such as battery storage and grid modernization.

•
Sustainability Disclosures in Filings with the SEC. We provide robust disclosure around climate change and carbon risk in our SEC disclosures, including our Annual Report on Form 10-K. These expansive disclosures describe current and potential litigation related to carbon emissions, our subsidiaries’ emissions for our United States and global businesses, potential environmental impacts related to our subsidiary plants under construction, and the risks associated with carbon emissions.

•
Accolades and Recognition. AES has received numerous recognitions for its existing climate change disclosures and sustainability efforts. In February 2014, CERES, a non-profit organization advocating for sustainability leadership, issued a report titled, “Cool Response: The SEC and Corporate Climate Change Reporting.” In that report, CERES reviewed the quality of SEC climate change disclosures over the prior five years and ranked one of AES’ Annual Reports as containing “the best disclosure over the study period” and used AES’ disclosures as a benchmark perfect “100” score with “all other scores normalized against this standard.” [Emphasis added].

In 2016, AES was one of only four electric utilities named to the Dow Jones Sustainability Index (“DJSI”) for North America, with 2016 being the third year in a row that AES was included in the DJSI for North America. In 2016, AES also was named to Ethisphere’s list of “World’s Most Ethical Companies” for the third year in a row and is one of only two companies in our category - Diversified Utilities - to receive this honor.

•
Sustainability Website. Our sustainability website (http://www.aes.com/sustainability/sustainability-overview/default.aspx) provides information regarding AES’ sustainability activities, which focus on specific areas within the context of five broad strategic initiatives: Financial Excellence, Operational Excellence, Environmental Performance, Stakeholder Engagement, and AES People. The “Environmental Performance” section of the website describes numerous aspects of our environmental program. Consistent with Proposal 6, this website includes:

◦	AES’ Environmental Policy, which states, in part, our goal of “continual improvement of the environmental performance at every AES business”;

◦	AES’ identification of material issues relating to “Environmental Performance,” which include air emissions;

◦	information about external recognition from AES stakeholders for the Company’s ongoing performance improvements; and

◦	a section that provides examples of environmental management to mitigate or reduce environmental impact.

Conclusion. As noted above, AES has taken significant steps toward addressing climate change risks, as evidenced by our significant 17% reduction in carbon emissions since 2012, our ongoing projects aimed at further reducing emissions for a total of 20%-30% in the United States, our status as the world leader in zero emission battery-based energy storage and continued efforts to build this capacity,

The AES Corporation Proxy Statement 67

Stockholder Proposals

and the other projects described above which will improve the sustainability of our portfolio while generating attractive returns for our Stockholders. Based on our disclosure in AES’ 10-K, sustainability reports and other sustainability disclosures, we are a recognized leader in the area of emissions disclosure. The issuance of the November 2016 Strategy Presentation distinguishes AES by describing both our strategy for the future and concrete actions taken thus far to address carbon emissions reduction and related risks. AES has been favorably recognized by third-party leaders in the global sustainability movement for its sustainability practices and environmental disclosure. Consistent with past practice, consideration of legislative and technological changes will remain a key component of AES’ Corporate Strategy and Investment Program in the future.
While the Company places great value on Stockholder input, we submit that our current practices address the objectives of the report requested in Proposal 6. In this regard, while the November 2016 Strategy Presentation definitively addresses AES’ recent capital projects and plans for the next several years regarding the reduction in our carbon emissions, the report sought by Proposal 6 is speculative in nature due to the inherent unpredictability of the technological and policy changes that may be in place by the year 2040 in each one of the countries where we are present. Moreover, the requested report would require a significant amount of time, effort and expense on behalf of AES in a relatively brief period of time, without providing our Stockholders with commensurate value. Therefore, in the Company’s judgment, the publication of an additional report would consume AES’ resources and produce a report which is speculative. In light of the foregoing, the Board is recommending a vote against Proposal 6.
IN CONCLUSION, WE BELIEVE OUR REPORTING PROVIDES MEANINGFUL AND CONCRETE DISCLOSURES WHICH ALLOWS INVESTORS TO UNDERSTAND AES APPROACH TO EMISSIONS. THE REQUESTED REPORT WILL REQUIRE SIGNIFICANT RESOURCES TO PREPARE A SPECULATIVE REPORT REGARDING POLICIES AND TECHNOLOGICAL CHANGES THAT MAY BE IN PLACE IN NEARLY 25 YEARS. THEREFORE, THE BOARD RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

The AES Corporation Proxy Statement 68

Frequently Asked Questions

QUESTIONS AND ANSWERS REGARDING THE PROXY STATEMENT AND ANNUAL MEETING
Do I need an admission ticket to attend the Annual Meeting?
Yes. You must present both (i) an admission ticket or proof of stock ownership and (ii) valid photo identification to attend the Annual Meeting.

•	If you received these materials by mail, your admission ticket is attached to your Proxy card. Please detach the ticket and bring it with you to the Annual Meeting.

•	If you vote electronically via the Internet, you can print an admission ticket from the online site.

•
If you hold shares through an account with a bank or broker, contact your bank or broker to request a legally valid Proxy from the owner of record to vote your shares in person. This will serve as your admission ticket.

•
A recent brokerage statement or letter from your broker showing that you owned AES common stock in your account as of February 27, 2017, serves as proof of stock ownership and may be presented in lieu of an admission ticket.

If you do not have an admission ticket or proof of ownership and valid photo identification, you will not be admitted into the Annual Meeting.
Please also note that, if you attend the Annual Meeting, the use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers and similar devices is strictly prohibited at the Annual Meeting.
What is the record date?
The record date for the Annual Meeting is February 27, 2017. The record date has been established by the Board as permitted by Delaware law. Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting. Such owners of record are also entitled to vote at the Annual Meeting and any adjournments of the Annual Meeting. Each share of common stock is entitled to one vote.
How does a Stockholder submit a vote on a proposal?
A Stockholder may vote by telephone, via the Internet, or in person by attending the Annual Meeting. A Stockholder may also vote by marking, signing, dating and returning the Proxy Card to the Office of the Corporate Secretary at 4300 Wilson Boulevard, Arlington, Virginia 22203. Instructions on how to vote by phone or via the Internet are set forth in the Notice of Internet Availability of Proxy Materials or Proxy Card. If a Stockholder owns shares through a broker or other intermediary, voting instructions will be set forth in the voting instruction card provided by your broker or other intermediary.
What are the approval requirements?
If a Proxy is properly executed, the shares it represents will be voted at the Annual Meeting in accordance with the instructions noted on the Proxy. If no instructions are specified in the Proxy with respect to the matters to be acted upon, the shares represented by the Proxy will be voted in accordance with the recommendations of the Board. The recommendations of the Board regarding the matters to be acted upon at the Annual Meeting are set forth in this Proxy Statement. Each share of common stock is entitled to one vote on each proposal contained herein. Generally, except as otherwise provided by law, rule, AES’ Sixth Restated Certificate of Incorporation (the “Charter”) or our By-Laws, the affirmative vote of a majority of the shares of common stock present in person or represented by Proxy at the meeting and entitled to vote on the matter is required for approval. Each Proposal on which Stockholders will vote at the Annual Meeting, including for the election of Directors (in accordance with Section 216 and subject to Section 141(b) of the Delaware General Corporation Law), must be approved by a majority of the shares of common stock present in person or represented by Proxy at the meeting and entitled to vote on the Proposal.
In tabulating the voting results for any particular proposal, abstentions have the same effect as votes against the matter. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may be treated as “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a particular matter without instructions from the beneficial owner and instructions have not been given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of Directors, the advisory approval of the Company’s executive compensation, the advisory vote on the frequency of the advisory vote on executive compensation, the nonbinding Stockholder proposal seeking proxy access amendments to the By-laws, and the nonbinding Stockholder proposal seeking a report on Company policies and technological advances. However, brokers may vote their clients’ shares on “routine” proposals such as the proposal seeking ratification of EY as the independent registered public accounting firm for fiscal year 2016. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

The AES Corporation Proxy Statement 69

Frequently Asked Questions

What constitutes a quorum?
For business to be conducted at the Annual Meeting, a quorum must be present or represented by Proxy. Under our By-Laws, the presence, in person or represented by Proxy, of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum, except as otherwise provided by statute or by the Charter. The number of outstanding shares of common stock entitled to vote at the Annual Meeting is determined as of the record date. Abstentions and broker non-votes will be counted in determining whether a quorum is present for the Annual Meeting. A copy of the By-Laws is available on our website (www.aes.com).
May a Stockholder change a vote?
Stockholders are entitled to revoke their Proxies at any time before their shares are voted at the Annual Meeting. To revoke a Proxy, a Stockholder must file a written notice of revocation with the Company, deliver a duly executed Proxy bearing a later date than the original submitted Proxy, submit voting instructions again by telephone or via the Internet, or attend the Annual Meeting and vote in person. Attendance at the Annual Meeting will not, by itself, revoke your Proxy. If you hold shares in street name, you must contact your broker, bank or other nominee to change your vote or obtain a Proxy to vote your shares if you wish to cast your vote in person at the meeting.
Are voting records confidential?
We require vote tabulators and the Inspector of the Election to execute agreements to maintain the confidentiality of voting records. Voting records will remain confidential, except as necessary to meet legal requirements and in other limited circumstances such as proxy contests.
How does the Company solicit proxies?
The Company will solicit Proxies by mail, telephone, or other means of communication. We will bear the cost of the solicitation of Proxies. The Company has retained Computershare Trust Co., N.A. and Georgeson Inc. to assist in soliciting Proxies from Stockholders and we will pay a fee estimated at $35,000, plus expenses, for such services. In addition, solicitation may be made by our Directors, Officers, and other employees. We reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the Financial Industry Regulatory Authority for reasonable expenses incurred by them in forwarding materials to the beneficial owners of our common stock.

The AES Corporation Proxy Statement 70

Directions to the Annual Meeting

DIRECTIONS TO THE ANNUAL MEETING
Virginia Tech Executive Briefing Center (900 North Glebe Road, Arlington, VA 22203)
From Points North—I-270 SPUR S toward I-495 S/Northern Virginia; merge onto Capital Beltway/I-495 S; Merge onto VA-267 E via Exit 45B on the LEFT toward I-66 E/Washington; VA-267 E becomes I-66E; take the Fairfax Drive exit (Exit 71); stay in the right hand lane after the first traffic light at N. Wakeield St.; turn RIGHT at the second light onto N. Glebe Rd. (Rte. 120) toward Wilson Blvd., which is the next light beyond Fairfax Ave.; turn RIGHT onto Ninth St.; turn RIGHT into building parking garage.
From Points South—I-95 N to I-395 N toward Washington; Merge onto S Glebe Road/VA-120 N via Exit 7B toward Marymount University; turn LEFT onto Wilson Blvd.; turn right on N. Wakefield St.; turn LEFT into building parking garage.
From Points East—I-66 W to the N. Glebe Road exit (Exit 71); at the light at the top of the ramp, turn LEFT onto N. Glebe Rd.; turn RIGHT onto Ninth St.; turn RIGHT into building parking garage.
From Points West—I-66 E toward Washington, DC; stay in the right hand lane after the first traffic light at N. Wakeield St.; turn RIGHT at the second light onto N. Glebe Rd. (Rte. 120) toward Wilson Blvd., which is the next light beyond Fairfax Ave.; turn RIGHT onto Ninth St.; turn RIGHT into building parking garage.

The AES Corporation Proxy Statement 71

The AES Corporation
C/O COMPUTERSHARE TRUST COMPANY N.A.
P.O. Box 8509
Edison, NJ 08818

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time on April 20, 2017.
Vote by Internet - Go to www.envisionreports.com/aes - Or scan the QR code with your smartphone - Follow the steps outlined on the secure website
Vote by telephone - Call toll free 1-800-652-VOTE(8683) within the USA, US territories & Canada on a touch tone telephone - Follow the instructions provided by the recorded message
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

 A - Proposals - The Board of Directors recommends a vote FOR Proposals 1, 2, and 4, every ONE year for Proposal 3 and AGAINST Proposals 5 and 6.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Andrés R. Gluski	☐	☐	☐	02 - Charles L. Harrington	☐	☐	☐	03 - Kristina M. Johnson	☐	☐	☐
04 - Tarun Khanna	☐	☐	☐	05 - Holly K. Koeppel	☐	☐	☐	06 - James H. Miller	☐	☐	☐
07 - John B. Morse, Jr.	☐	☐	☐	08 - Moisés Naím	☐	☐	☐	09 - Charles O. Rossotti	☐	☐	☐

	For	Against	Abstain		1 Year	2 Years	3 Years	Abstain
2. To approve, on an advisory basis, the Company’s executive compensation.	☐	☐	☐	3. To approve, on an advisory basis, the frequency of the vote on executive compensation.	☐	☐	☐	☐
						For	Against	Abstain
4. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year 2017.	☐	☐	☐	5. If properly presented, a nonbinding Stockholder seeking amendments to AES’ current proxy access by-laws.		☐	☐	☐

6. If properly presented, a nonbinding Stockholder proposal seeking a report on Company policies and technological advances through 2040.	☐	☐	☐
B - Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

2017 Annual Meeting Admission Ticket

The AES Corporation Annual Meeting of Stockholders
Thursday, April 20, 2017, 9:30 AM EDT
Virginia Tech Executive Briefing Center
900 North Glebe Road
Arlington, VA 22203
(Doors to meeting open at 8:30 AM)
Upon arrival, please present this admission ticket
and photo identification at the registration desk.

 PROXY - THE AES CORPORATION

Proxy Solicited on Behalf of the Board of Directors of The AES Corporation for Annual Meeting April 20, 2017
The Undersigned hereby appoints Andrés R. Gluski or Brian A. Miller, or either of them, and any substitute or substitutes, to be the attorneys and Proxies of the undersigned at the Annual Meeting of Stockholders of The AES Corporation (“AES”) to be held at 9:30 a.m. EDT on Thursday, April 20, 2017 at the Virginia Tech Executive Briefing Center, 900 North Glebe Road, Arlington, VA 22203, or at any adjournment or postponement thereof, and to vote at such meeting the shares of Common Stock of AES the undersigned held of record on the books of AES on the record date for the meeting for the election for the Nominees listed on the reverse side of this card (Proposal 1), to approve, on an advisory basis, the Company’s executive compensation (Proposal 2), to approve, on an advisory basis, the frequency of the vote on executive compensation (Proposal 3), the ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for fiscal year 2017 (Proposal 4), if properly presented, to vote on a nonbinding Stockholder proposal seeking amendments to AES’ current proxy access by-laws (Proposal 5), and, if properly presented, to vote on a nonbinding Stockholder proposal seeking a Company report on Company policies and technological advances through 2040 (Proposal 6), each referred to on the reverse side of this card and described in the Proxy Statement.
This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, and 4, every ONE year for Proposal 3 and AGAINST Proposals 5 and 6 and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.
You are encouraged to specify your choices by marking the appropriate boxes on the REVERSE SIDE of this Proxy Card but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your share unless you sign and return this card, or vote by telephone or the Internet.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE OF THIS PROXY CARD AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Your vote is important. Please vote immediately

 C - Non-Voting Items

Change of Address - Please print your new address below	Comments - Please print your comments below	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD